UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Nicolet Bankshares, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nicolet Bankshares, Inc.:

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Nicolet Bankshares, Inc. (“Nicolet” or the “Company”) will be held at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin on Monday, May 9, 2022 at 5:00 p.m. local time. The items of business include:

(1)The election of directors.
(2)The ratification of the selection of BKD, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.
(3)The advisory vote to approve Nicolet’s named executive officer compensation.
(4)Such other business as properly may come before the Annual Meeting and all adjournments thereof.

The Board of Directors has set February 28, 2022 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

We hope that you will be able to attend the Annual Meeting. You may vote by proxy card, internet or telephone. If you plan to attend the meeting, please respond as such when voting your proxy so that we can make proper arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card or vote your proxy by internet or telephone as soon as possible. Doing so will help ensure that a quorum exists in order to conduct the meeting and that the greatest number of shareholders and votes are represented at the Annual Meeting. If you attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.

By Order of the Board of Directors,

Michael E. Daniels
President and Chief Executive Officer
Nicolet Bankshares, Inc.

Green Bay, Wisconsin
March 3, 2022

YOUR VOTE IS IMPORTANT. Please read the attached Proxy Statement and then either: (i) promptly complete, date, sign and return the enclosed proxy card in the postage-paid envelope, or (ii) vote using the internet or by telephone by following the instructions printed on the proxy card. You can spare the Company the expense of further proxy solicitation by returning your vote promptly by signed proxy or by voting via the internet or telephone.

NICOLET BANKSHARES, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2022

INTRODUCTION

Time and Place of the Meeting

The Board of Directors (the “Board”) of Nicolet Bankshares, Inc. (“we”, “our”, “Nicolet” or the “Company”) is furnishing this Proxy Statement (the “Proxy Statement”) to solicit proxies for use at the 2022 Annual Meeting of Shareholders of the Company to be held on Monday, May 9, 2022 at 5:00 p.m. local time (the “Annual Meeting”) at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin and at any adjournment of the meeting.

Record Date and Mailing Date of Materials

The close of business on February 28, 2022 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We commenced mailing this Proxy Statement and accompanying proxy card to shareholders on or about March 10, 2022.

The Company’s 2021 Annual Report to Shareholders and Annual Report on Form 10-K, which includes audited consolidated financial statements for the Company for the fiscal years ended December 31, 2021 and 2020, as filed with the SEC, have also been mailed to shareholders of the Company with these proxy materials. Neither forms any part of the material for the solicitation of proxies. This Proxy Statement and the Annual Report on Form 10-K are also available to the public on the Internet at the SEC’s website at www.sec.gov. This Proxy Statement, the 2021 Annual Report to Shareholders, and the Annual Report on Form 10-K are also available for viewing, printing, and downloading at our website, www.nicoletbank.com at “About / Investor Relations / Financials”. The information on any website referenced in this Proxy Statement is not incorporated by reference into, and is not a part of this Proxy Statement. Further, our references to website URLs are intended to be inactive textual references only.

Number of Shares of Capital Stock Outstanding and Quorum

As of the close of business on the record date, the Company had 30,000,000 shares of common stock, $0.01 par value, authorized, of which 13,558,427 shares were issued and 13,533,126 shares were outstanding. Each issued and outstanding share of common stock is entitled to one vote on all matters to be presented at the meeting, including one vote for each of the director nominees as further described in “VOTING AT THE ANNUAL MEETING - Requirements for Shareholder Approval.” Nicolet had approximately 3,800 shareholders of record.

The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. In determining whether a quorum exists, we will count abstentions and broker non‑votes, which are described below under “VOTING AT THE ANNUAL MEETING - Abstentions,” and “ - Broker Non-Votes.”

VOTING AT THE ANNUAL MEETING

Proposals to be Considered

Shareholders will be asked to elect each of the director nominees for a one-year term. The director nominees are each described starting on page 35. The Board recommends a vote FOR each of the nominated directors.

Shareholders will be asked to ratify the appointment of BKD, LLP, to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2022. This proposal is described on page 39. The Board recommends a vote FOR approval of this proposal.

Shareholders will be asked for an advisory vote to approve the compensation of our named executive officers. This proposal is described on page 41. The Board recommends a vote FOR the advisory approval of this proposal.

Procedures for Voting by Proxy

You may vote your proxy by signing, dating and mailing your proxy card OR by using the internet OR by telephone. In order to vote using the internet or telephone, you must go to the website indicated or call the number listed on the proxy card, have your proxy card available when you access the website or when you call, and then follow the instructions provided on the website or the call. If you vote using the internet or by telephone, please do not mail in your proxy card.

Depending on how you hold your shares (such as in certificate form or with a broker, sometimes referred to as being held in “street name”), you may receive more than one set of proxy materials. Please be sure to vote all proxies you receive to ensure all your shares are voted.

You should specify your voting instructions with regard to each of the proposals set forth on the proxy card.

•If you properly sign and return your proxy card (or vote your proxy using the internet or by telephone) and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified.

•If you properly sign and return your proxy card (or vote your proxy using the internet or by telephone) but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your vote will be voted FOR each of the director nominees listed in this Proxy Statement in the manner described further below, FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and FOR the advisory vote to approve Nicolet’s named executive officer compensation.

•With respect to Proposal One, the election of directors, if you do not specify how your shares are to be voted, the persons appointed as proxies may use their discretion to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

If any nominee for election to the Board named in this Proxy Statement becomes unavailable for election for any reason, the proxy may be voted for a substitute nominee selected by the Nominating Committee of the Board. Alternatively, the Board of Directors may operate with a vacancy or reduce the size of the Board after the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

Revoking Your Proxy

Returning your proxy card or voting your proxy using the internet or telephone does not affect your right to vote in person if you attend the Annual Meeting. In addition, you can revoke your proxy at any time before it is voted by delivering to Eric J. Witczak, the Company’s Corporate Secretary, at 111 North Washington Street, Green Bay, Wisconsin 54301, either a written revocation of your proxy or a duly executed proxy bearing a later date, by casting a later vote using the internet or by telephone, or by attending the meeting and voting in person. Proxies may not be revoked via the internet or by telephone. Shareholders holding their shares in “street name” through a broker will need to follow their broker’s instructions in order to attend the meeting in person, including to revoke a previously submitted proxy.

Requirements for Shareholder Approval

Required votes. The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 - Election of Directors: In the election of directors, you will have as many votes as the number of shares you own, multiplied by the number of directors (15) to be elected. When voting by proxy or in person at the Annual Meeting, you may do one of the following:

•You may vote FOR all of the director nominees. If you wish to withhold authority as to certain nominees, however, you may do so by indicating the name of the person or persons for whom you do not want to vote in the space provided on the proxy.

•You may WITHHOLD AUTHORITY to vote for all or some of the director nominees, in which case none of those nominees will receive any of your votes.

•You may CUMULATE all of your votes for one director nominee or distribute them among as many nominees as you choose. For example, the election of 15 directors entitles a shareholder who owns 100 shares of common stock to 1,500 votes. That shareholder may vote all 1,500 votes for one director nominee or may allocate those votes among two or more of the nominees. If you wish to cumulate your votes, you must indicate “Cumulate For” in the space provided on the proxy card as well as the nominees for whom you wish to vote and the number of votes to be cast for each such nominee, sign and mail your proxy card. The option to cumulate votes is not available using internet or telephone voting.

To be elected, a director nominee must receive more votes than any other nominee for the same seat on our Board. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. As of the date of this proxy statement, we do not know of any competing nominees.

Other Proposals - The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

Abstentions. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given nominee or matter.

Broker Non-Votes. With respect to the ratification of the appointment of BKD, LLP, brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. All NYSE and Nasdaq member brokers, however, are prohibited from exercising discretionary voting in director elections, proposals with respect to the authorization of any equity compensation plan, advisory votes on executive compensation, and other “non-routine” matters, unless the broker has instructions from the beneficial shareholder on how to vote. Proxies that contain a broker vote on the ratification of the appointment of BKD, LLP, but no vote on the election of directors or on the advisory vote on executive compensation, are referred to as “broker non-votes” with respect to the proposals not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority, including uncontested director elections.

Solicitation of Proxies

The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board as of the date of this proxy statement include the following sixteen (16) individuals:

Robert B. Atwell	Lynn D. Davis	Andrew F. Hetzel, Jr.	Susan L. Merkatoris
Héctor Colón	John N. Dykema	Ann K. Lawson	Oliver Pierce Smith
Rachel Campos-Duffy	Terrence R. Fulwiler	Donald J. Long, Jr.	Paul D. Tobias
Michael E. Daniels	Christopher J. Ghidorzi	Dustin J. McClone	Robert J. Weyers

Ms. Campos-Duffy and Mr. Fulwiler are retiring from the Board effective upon the 2022 Annual Meeting. Nicolet is grateful to each of these directors for their dedicated service to Nicolet and its shareholders. For additional biographical information on the fifteen (15) director nominees, see PROPOSAL 1 - Election of Directors.

Board Role in Risk Oversight and Leadership Structure

The Board coordinates, with the various Board committees, to provide enterprise-wide oversight of its management and handling of risk. These committees report regularly to the entire Board on risk-related matters and provide the Board with integrated insight about the Company’s management of strategic, credit, interest rate, financial reporting, technology, cyber, liquidity, compliance, operational, market, fiduciary, and reputation risks. The Company’s Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and evaluates the adequacy of management’s response.

All the directors serve on the Board of Nicolet National Bank, the Company’s wholly owned bank subsidiary (sometimes referred to herein as “Nicolet Bank”). The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board adopted and maintains corporate governance policies, including a Code of Ethics, Insider Trading Policy and Whistleblower Policy, each of which can be found on our website under “Governance” at www.nicoletbank.com.

The Company is committed to a strong board structure, which includes maintaining the culture of a community bank and ensuring alignment of the Board with interests of shareholders, such as through ownership in the Company. Since the Company’s inception in 2000, Mr. Atwell, one of the Company’s founding executives has served as chairman. Until April 2021, Mr. Atwell served as chairman and chief executive officer. Starting in April 2021, the Company’s other founding executive, Mr. Daniels, was named chief executive officer. Accordingly, the roles of chairman and chief executive officer are now split, although held by insiders of the Company. We believe a fully vested, experienced owner, with thorough knowledge of and expertise in banking financial statements, regulatory environment, and the community banking mission, can better ensure thorough and knowledgeable oversight from the entire board and alignment with shareholders. The integrity of any such one individual is important, and the Board consists of many independent, knowledgeable, and vested directors to round out the Board leadership structure. The decision to separate the title and functions of chairman and chief executive officer between two persons is a result of the long-term succession planning process in place. This should not be understood as a change in the Board’s willingness to vest both titles in one person in the future. Each year, the Board has periodic executive sessions without management present, and while no independent lead director is formally identified, the Compensation Committee Chair generally presides when this occurs. As of the date of this proxy statement, twelve (12) of the sixteen (16) individuals currently serving as directors qualify as “independent” per Nasdaq rules. Following the Annual Meeting, if all of the director nominees are approved by the shareholders, eleven (11) of the fifteen (15) individuals serving as directors will qualify as “independent.”

Affirmative Determinations Regarding Director Independence

Nicolet’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2021. The Board has determined that all directors and director nominees are independent or were independent at the time they served as directors, under Nasdaq rules, except for Robert B. Atwell, Michael E. Daniels, Ann K. Lawson, and Robert J. Weyers.

Board Diversity

Diversity is one of the many factors taken into account when considering potential candidates to serve on the Board of Directors, as stated in the Nominating Committee Charter, though the Company does not have a standalone policy regarding diversity requirements. The Company generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. The Company recognizes that diversity in professional and life experiences may include consideration of gender, race, cultural background or national origin, in identifying individuals who possess the qualifications that the Nominating Committee believes are important to be represented on the Board. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Company’s goal of creating a board of directors that best serves our needs and those of our shareholders. Statistics for our director nominees are presented below.

Board Committees and Meetings

Our Board conducts its business through meetings of the full Board and through committees. The Company’s committees include, among others, the Executive Committee, Nominating Committee, Audit & Compliance Committee, and Compensation Committee. Each of these standing committees has a charter that is available on the Company’s website under “About / Investor Relations / Governance,” at www.nicoletbank.com.

During 2021, the Board held fourteen (14) meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and committees on which they served that were held in 2021 during such director’s term. Nicolet has a policy formally encouraging all directors to attend annual meetings of shareholders. The annual meeting held on May 10, 2021, was attended by 12 of the 13 directors nominated at that meeting.

The following table lists the members and committee chair of each of the noted standing committees as of the date of this proxy statement and the number of meetings held by each committee during calendar 2021.

Director Name	Executive Committee	Nominating Committee	Audit & Compliance Committee	Compensation Committee
Robert B. Atwell	Chair
Michael E. Daniels	X
John N. Dykema	X	Chair		Chair
Christopher J. Ghidorzi			Chair
Donald J. Long, Jr.	X	X	X	X
Susan L. Merkatoris	X	X	X	X
Oliver Pierce Smith			X
Total Number of Meetings in 2021	1	2	6	7

Executive Committee. The Executive Committee is authorized, with certain limitations, to exercise the Board’s authority between Board meetings, and is available to executive management for advice, discussion or attention on matters around any business or strategic topics, including sensitive or emerging matters, to which executive management desires some advice between board meetings. It generally meets on an as-needed basis. The Executive Committee met once during 2021, with 100% attendance of all members.

Nominating Committee. The Nominating Committee meets to review candidates for membership on the Company’s Board and recommends individuals for nomination to the Board. The Nominating Committee also prepares and periodically reviews with the entire Board a list of general criteria for Board nominees. The Nominating Committee evaluates potential director nominees utilizing a number of criteria and considerations, including but not limited to specific qualifications and skills; knowledge of the

Company, community banking and the financial services industry; experience in serving as a director or officer of a financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities the Company serves; diversity in professional and life experiences; commitment to and availability for service as a director, including ownership in the Company. The Nominating Committee assesses the performance of individual directors, including use of a periodic director evaluation process, most recently completed in late 2020. The Nominating Committee ensures that at least a majority of board members meet the independence requirements.

Each Nominating Committee member qualifies as “independent” as defined under Nasdaq rules.

Audit & Compliance Committee. The Audit & Compliance Committee is responsible for reviewing, with the Company’s independent accountants, its audit plan, the scope and results of its audit engagement and the accompanying management letter, if any, and the Company’s quarterly and annual financial statements; reviewing the scope and results of the Company’s internal auditing procedures; consulting with the independent accountants and management with regard to the Company’s accounting methods and the adequacy of the Company’s internal accounting controls; pre-approving all audit and permissible non-audit services provided by the independent accountants; reviewing the independence of the independent accountants; and reviewing the range of the independent accountants’ audit and non-audit fees.

The Audit & Compliance Committee is also responsible for assisting the Board in monitoring our principal financial risks, cyber risks, internal policies and processes employed to manage such risks, and compliance with policies, procedures and regulation. Toward this oversight objective, the Audit & Compliance Committee reviews, evaluates and discusses with management various annual policy updates; reviews audit reports (internal or third party) on operational areas, selected financial areas, internal loan reviews, and compliance audits of regulations and other internal controls; and receives reports from various internal committees such as IT Steering Committee and Corporate Risk Committee.

Each Audit & Compliance Committee member qualifies as “independent” under Nasdaq rules, including the heightened independence requirements applicable to members of audit committees contained in the Nasdaq rules and as set forth in Rule 10A3-(b)(1) of the Securities and Exchange Commission (the “SEC”). Each member of the Audit & Compliance Committee has the financial knowledge, business experience and independent judgment to serve as an effective member of this Committee and as required by Nasdaq rules. In addition, Mr. Ghidorzi, Mr. Long and Ms. Merkatoris meet the criteria specified under applicable SEC regulations for an “audit committee financial expert.”

Compensation Committee. The Compensation Committee is comprised of independent directors who are responsible for, among other duties as may be directed by the Board, determining compensation to be paid to our executive officers and directors and reviewing and administering the Company’s incentive plans, including making stock grants under those plans. The Compensation Committee reviews the Company’s incentive compensation programs with senior risk officers to (i) ensure that the programs do not encourage officers to take unnecessary and excessive risks that threaten the value of the Company and (ii) identify and implement means of limiting such risks, including the use of clawback provisions. The Compensation Committee is also responsible for discussing, evaluating and reviewing employee compensation plans to ensure that such plans do not encourage the manipulation of the Company’s reported earnings. The Compensation Committee is also responsible for reviewing and approving employment agreements, overseeing any consulting arrangements relating to compensation, severance, retirement arrangements, and change in control arrangements or provisions covering any of our current or former executive officers. The Compensation Committee exercises fiduciary and administrative functions assigned to the committee under certain health, benefit or welfare plans. Finally, the Compensation Committee is responsible for submitting to various regulators such reports relating to the Company’s compensation practices as may be required.

Each Compensation Committee member qualifies as “independent” as defined under Nasdaq rules, including the heightened independence requirements applicable to members of compensation committees contained in the Nasdaq rules.

Other Committees. Additional committees of the Board are described below. Although none of the committees below has a charter, the Company has adopted treasury, trust and lending policies that each describe Board responsibility and oversight in these areas.

Asset Liability Committee (“ALCO”). As stated in the Company’s treasury policy, the Board through ALCO is responsible for approving the treasury policy, and through the approval of such policy, the Board delegates authority for day-to-day treasury management to bank management with direction and oversight from ALCO and the Board. ALCO responsibilities include, among others, interest rate sensitivity, liquidity, funding, investment strategy, margin and pricing considerations, capital adequacy, bank owned life insurance, and correspondent bank relationships. Management conducts ALCO meetings monthly, with appointed outside directors attending quarterly. During 2021, ALCO held 4 quarterly meetings and 6 other monthly meetings. As of the date of this proxy statement, the directors on ALCO were Messrs. Atwell, Colón, Daniels, Fulwiler, McClone, and Weyers and Ms. Lawson.

Trust Committee. As stated in the Company’s trust policy, the Board through the Trust Committee is responsible for providing management and oversight with respect to the Bank’s exercise of its trust powers. The Trust Committee ensures that sound risk management practices are in place; adequate policies, procedures, and controls have been adopted for the size and complexity of the trust and investment management activities; and effective management information systems are operating. The Trust Committee also reviews examination reports (internal or third party) concerning the trust area and monitors the overall business strategies of the trust function. During 2021, the Trust Committee held 4 meetings. As of the date of this proxy statement, the directors on the Trust Committee were Messrs. Atwell, Daniels, Fulwiler, Hetzel, Tobias, and Weyers, and Ms. Lawson.

Directors Loan Committee (“DLC”). As stated in the Company’s loan policy, the Board is responsible for approving the lending policy and overseeing the activities of the lending function, including review of certain new and renewed extensions of credit through the DLC. Every week a comprehensively attended Officers Loan Committee (“OLC”) meets to discuss loans (new and renewals) of certain size per the loan policy, providing to the commercial lending team collective awareness of customers, loan needs, pricing considerations, and underwriting or other risk matters. DLC meets every other week to then review and approve OLC-reviewed loans of certain size per the loan policy, and to provide other oversight and insight from Board members, in support of the bank’s lending function. During 2021, there were 26 DLC meetings. Each outside director is assigned to serve on the DLC through at least one quarter of DLC meetings each year.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries, and no member of the Compensation Committee had or has any relationship requiring disclosure under SEC regulations. None of the Company’s executive officers has served on the board of directors or the compensation committee of any other entity that has an executive officer serving on the Board or on the Company’s Compensation Committee.

Director Compensation

The Board’s philosophy for director compensation is to provide the Company with the best opportunity to compete for, attract and retain qualified board members; compensate board members fairly and in alignment with shareholder’s interests; and be fiscally responsible for the long-term success and viability of the Company. The director compensation philosophy also identifies the goal of balancing fees paid with the number of directors to ensure director compensation is both reasonable and competitive in total.

The Compensation Committee evaluates the competitiveness of director compensation on an ongoing basis with the assistance of peer group benchmarking studies and makes pay recommendations to the full Board for approval at least annually, utilizing compensation studies, banking industry surveys, and proxy disclosures of public bank peer companies, among other information. While board compensation is reported below on a calendar year basis, board compensation is generally established by the Committee for May to April, to coincide with the annual meeting director election and reassignment of committees.

Generally, the director compensation package has included a per-meeting fee component, a cash retainer for the audit chair, and since 2018 an equity retainer of a determined value, provided in whole shares of immediately vesting restricted stock based upon the closing stock price as of the grant date. Each director compensation component is meant to support compensation for service provided and improve director share ownership and alignment, and the total director pay is meant to be competitive and attractive in procuring and maintaining a strong, engaged board. We believe immediate vesting is appropriate for the equity shares granted to directors as they are part of the annual director compensation package. Non-employee directors also have the option each year to elect to receive their cash fee compensation (if any) in the form of Company common stock through the Deferred Compensation Plan for Non-Employee Directors. During 2021, the Company established a minimum director ownership requirement of 2,000 shares of Company common stock to be held by non-employee directors by the third anniversary of their director appointment.

The Compensation Committee directly engaged the services of Blanchard Consulting Group (“Blanchard”), an independent compensation consulting company focused on the banking industry, to provide a comprehensive review of board and executive compensation. Blanchard has provided compensation consulting services to the Company since 2018. From that 2021 detailed study, peer assessment and consultation with Blanchard, the Compensation Committee (a) concluded that Nicolet’s director compensation practices and levels have lagged the median of peer group data, and (b) intends to move such pay over time to above median levels, more commensurate with performance and our desire to retain and attract highly qualified directors. For additional information on the scope and services provided by Blanchard in 2021 for the executive compensation review and current peers, see “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS - Use of Independent Compensation Consultant and Peer Group Benchmarking.”

Partially in response to the receipt of Blanchard’s review, following the 2021 Annual Meeting of Shareholders, the Compensation Committee approved (for board service from May 2021 to April 2022) board pay as a $50,000 equity retainer, a $10,000 annual cash retainer to the Audit Chair, and cash per-meeting fees were re-instated (at $1,000 for each board meeting, $750 for each committee meeting of Audit & Compliance, Nominating, and Compensation Committees, and $500 for each committee meeting of Executive, ALCO, Trust, and DLC). The $50,000 May 2021 equity retainer resulted in 642 shares being granted and immediately vested to each non-employee director (based on the $77.82 closing stock price as of the grant date). For non-employee directors appointed to the board subsequent to the 2021 Annual Meeting, the annual equity retainer was pro-rated from their respective dates of appointment, including a $41,640 grant to Mr. Colón (600 shares at the $69.40 closing stock price on the grant date), a $33,315 grant to Mr. Tobias (433 shares at the $76.94 closing stock price on the grant date), and a $20,773 grant to Mr. Davis (280 shares at the $74.19 closing stock price on the grant date).

The following table shows information concerning the compensation to non-employee directors of the Company and its subsidiaries for their services as directors for the 2021 calendar year. In general, employee directors do not receive any additional compensation for their services as a director; however, an exception was made in 2021 for Ms. Lawson given the close timing of the director equity grant date (May 18, 2021) and her retirement date (June 4, 2021). See the Summary Compensation Table within EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS for information on the compensation paid to Ms. Lawson during 2021.

Director Compensation for 2021 (2)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Rachel Campos-Duffy	$11,000	$60,796	$71,796
Héctor Colón *	8,500	41,640	50,140
Lynn D. Davis	1,000	20,773	21,773
John N. Dykema *	12,000	60,796	72,796
Terrence R. Fulwiler *	10,000	60,796	70,796
Christopher J. Ghidorzi *	24,000	60,796	84,796
Andrew F. Hetzel, Jr. *	11,000	60,796	71,796
Donald J. Long, Jr. *	17,500	60,796	78,296
Dustin J. McClone *	10,000	60,796	70,796
Susan L. Merkatoris	17,000	60,796	77,796
Oliver Pierce Smith *	13,500	60,796	74,296
Paul D. Tobias	3,000	33,315	36,315
Robert J. Weyers *	16,000	60,796	76,796

* For the nine directors noted, 100% of their 2021 cash director fees were remitted to the Directors Deferred Compensation Plan and used by the plan quarterly to purchase the Company common stock on behalf of the director, except for Mr. Ghidorzi who elected to defer 50% of his director compensation.
1 Reflects the grant date fair value of the awards of immediately vesting restricted stock granted during the calendar year as computed in accordance with applicable accounting guidance. Each non-employee director serving as of January 19, 2021, was granted an award of 150 shares of immediately vesting restricted stock in recognition of their leadership during the pandemic and the solid earnings for full year 2020. Each non-employee director serving as of May 18, 2021, (except Ms. Lawson, as previously noted) was granted an award of 642 shares of immediately vesting restricted stock (the number of whole shares closest to $50,000 based upon the $77.82 closing stock price on the grant date). The $50,000 annual equity retainer for Messrs. Colón, Tobias, and Davis was pro-rated from their date of appointment to the Nicolet board, including 600 shares granted to Mr. Colón on July 20, 2021, 433 shares granted to Mr. Tobias on September 3, 2021, and 280 shares granted to Mr. Davis on December 3, 2021.
2 Director compensation did not include Option awards, Non-equity incentive plan compensation, Change in pension value or non-qualified deferred compensation earnings, or Other compensation; hence, the table above excluded these zero-based columns.

Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”)

The Directors Plan, as revised and restated effective January 1, 2009, is a nonqualified plan. Non-employee directors may elect to defer a portion or all of their cash board fees, including retainers. The voluntary deferrals are contributed quarterly to a rabbi trust, the trustee of which invests the voluntary deferrals in shares of common stock of the Company. Upon termination of service as a board member other than due to death (separation date), a participating director receives payment of their deferral account in whole shares of Nicolet common stock, distributed during the first half of the calendar year following the year of their separation date. If the termination of service is due to death, payment shall be made to the designated beneficiary within 90 days of the date of death.

EXECUTIVE OFFICERS

The Company’s executive officers as of the record date were Robert B. Atwell, Michael E. Daniels, H. Phillip Moore, Jr., and Eric J. Witczak. Ages are as of December 31, 2021.

Robert B. Atwell, age 64, has served as Executive Chairman of the Company since April 26, 2021. Prior to this, Mr. Atwell served as Chairman, President, and Chief Executive Officer of the Company since its formation in 2002 and beginning April 29, 2016, Chairman of Nicolet Bank. From 2000 to April 29, 2016, Mr. Atwell served as Chairman and Chief Executive Officer of Nicolet Bank.

Michael E. Daniels, age 57, has served as President and Chief Executive Officer of the Company since April 26, 2021. Prior to this, Mr. Daniels served as Executive Vice President and Secretary of the Company since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, Mr. Daniels served as President and Chief Operating Officer of Nicolet Bank and served as Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000 to 2007.

H. Phillip Moore, Jr., age 61, has served as Chief Financial Officer of Nicolet Bank and of the Company since June 7, 2021. Mr. Moore previously served as the Southeast US Market Leader for Wipfli LLP from October 2019 until May 2021, and served as the Managing Partner of Porter Keadle Moore, LLC, prior to Wipfli’s practice combination with Porter Keadle Moore, LLC in October 2019. Mr. Moore has over thirty-nine years experience in the accounting and auditing of community banks.

Eric J. Witczak, age 51, has served as Executive Vice President and Secretary of the Company since April 26, 2021. Mr. Witczak previously served as Executive Vice President of Nicolet Bank, responsible for all of Nicolet’s retail and personal banking, mortgage banking, bank innovation, information technology, and marketing. Mr. Witczak has been with the Bank since August 23, 2000.

As of the record date, executive officers of Nicolet Bank, in addition to Mr. Atwell, Mr. Daniels, Mr. Moore, and Mr. Witczak, include:

Brad V. Hutjens, age 40, serves as Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager of Nicolet Bank and has been with the Bank since September 2, 2003.

Patrick J. Madson, age 41, serves as Senior Vice President - Wealth Management of Nicolet Bank and has been with the Bank since February 4, 2016. Prior to joining Nicolet Bank, Mr. Madson was a principal financial advisor with Navigator Planning Group LLC.

STOCK OWNERSHIP

Board and Management Stock Ownership

The following table sets forth information with respect to the beneficial ownership, as of January 31, 2022, of shares of Company common stock by (i) each of the Company’s current directors, director nominees, and executive officers; and (ii) all current Company directors and executive officers as a group. The address for each person included in the table is 111 North Washington Street, Green Bay, Wisconsin 54301.

For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless noted below, management believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Directors, Director Nominees and Executive Officers	Number of Shares		Percentage of Issued and Outstanding Shares [1]
Marcia M. Anderson	—		—%
Robert B. Atwell **	316,340	2	2.2%
Rachel Campos-Duffy	2,424	3	*
Héctor Colón	1,381	4	*
Michael E. Daniels **	352,764	5	2.4%
Lynn D. Davis	9,450		*
John N. Dykema	79,579	6	*
Terrence R. Fulwiler	20,507	7	*
Christopher J. Ghidorzi	7,816	8	*
Andrew F. Hetzel, Jr.	7,040	9	*
Brad V. Hutjens **	96,346	10	*
Ann K. Lawson **	67,031	11	*
Donald J. Long, Jr.	82,294	12	*
Dustin J. McClone	3,034	13	*
Patrick J. Madson **	21,188	14	*
Susan L. Merkatoris	101,237		*
H. Phillip Moore, Jr. **	20,954	15	*
Oliver Pierce Smith	444,661	16	3.1%
Paul D. Tobias	52,137	17	*
Robert J. Weyers	145,576	18	1.0%
Eric J. Witczak **	114,853	19	*

All Current Directors and Executive Officers as a Group (20 persons)	1,946,612	20	13.4%

*	Represents less than one percent.
**	Represents the named executive officers.
1	For purposes of this table, percentages shown treat shares subject to exercisable options held by the indicated director or executive officer (including options exercisable within 60 days) as if they were issued and outstanding. All unvested shares of restricted stock are entitled to vote and are therefore included with the issued and outstanding shares reflected in this table.
2
Includes exercisable options to purchase 261,000 shares of common stock, 2,800 shares of unvested restricted stock, and 1,500 shares in a charitable organization in which Mr. Atwell disclaims any financial interest. Mr. Atwell is a director and named executive officer.

3	Includes 400 shares Ms. Campos-Duffy owns in her 401(k).
4	Includes 106 shares held by Mr. Colón in the Deferred Compensation Plan for Non-Employee Directors.
5
Includes 9,803 shares held in his spouse’s IRA, exercisable options to purchase 261,000 shares of common stock, 6,252 shares Mr. Daniels owns in his Nicolet 401(k) plan, and 2,800 shares of unvested restricted stock. Mr. Daniels is a director and named executive officer.

6	Includes 30,304 shares held in an irrevocable trust, and 7,970 shares held by Mr. Dykema in the Deferred Compensation Plan for Non-Employee Directors.
7	Includes 1,655 shares held by Mr. Fulwiler in the Deferred Compensation Plan for Non-Employee Directors.
8	Includes 2,666 shares held by Mr. Ghidorzi in the Deferred Compensation Plan for Non-Employee Directors.
9	Includes 994 shares held by Mr. Hetzel in the Deferred Compensation Plan for Non-Employee Directors.
10
Includes exercisable options to purchase 70,700 shares of common stock, 1,818 shares Mr. Hutjens owns in his Nicolet 401(k) plan, and 1,307 shares of unvested restricted stock. Mr. Hutjens is a non-director named executive officer.

11	Includes exercisable options to purchase 40,200 shares of common stock. Ms. Lawson is a director and named executive officer.
12	Includes 4,186 shares held by Mr. Long in the Deferred Compensation Plan for Non-Employee Directors.
13	Includes 790 shares held by Mr. McClone in the Deferred Compensation Plan for Non-Employee Directors.
14
Includes exercisable options to purchase 14,600 shares of common stock, 670 shares of unvested restricted stock, and 80 shares held in custodial trust accounts for Mr. Madson's minor children. Mr. Madson is a non-director named executive officer.

15	Includes 10,636 shares of unvested restricted stock. Mr. Moore is a non-director named executive officer.
16	Includes 1,550 shares held by Mr. Smith in the Deferred Compensation Plan for Non-Employee Directors.
17	Includes 11,922 shares held in a limited liability company to which Mr. Tobias is an owner and 16,053 shares Mr. Tobias owns in his IRA.
18
Includes 8,268 shares held by Mr. Weyers in the Deferred Compensation Plan for Non-Employee Directors, 45,250 shares held in limited partnerships to which Mr. Weyers is general partner, and 3,500 shares held in a limited liability company to which Mr. Weyers is an owner.

19
Includes exercisable options to purchase 84,700 shares of common stock, 6,783 shares Mr. Witczak owns in his Nicolet 401(k) plan, and 1,503 shares of unvested restricted stock. Mr. Witczak is a non-director named executive officer.

20	Includes outstanding common stock, exercisable options to purchase 732,200 shares of common stock, and all shares of unvested restricted stock.

Stock Ownership of Beneficial Owners

The following table sets forth information with respect to the beneficial ownership, as of January 31, 2022, of shares of Company common stock by each person known by the Company to be the beneficial owner of more than 5% of the Company’s issued and outstanding common stock. The information below is from Schedule 13G/A filings reporting holdings as of December 31, 2021.

Name and Address	Amount and Nature of Beneficial Ownership [1]		Percent of Class [2]
BlackRock, Inc.	874,000	3	6.4%
55 East 52nd Street
New York, NY 10055

1	Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares.
2	Based on 13,719,267 shares of common stock outstanding as of January 31, 2022.
3
Based on a Schedule 13G/A filed on February 3, 2022, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 874,000 shares and sole dispositive power with respect to 898,553 shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee prepared the following Compensation Discussion and Analysis to provide you with information we believe will be helpful to understand our executive compensation policies and decisions as they relate to the compensation for 2021 of our chief executive officer, chief financial officer, and other executive officers included in the Summary Compensation Table, collectively referred to in this proxy statement as our “named executive officers.”

Our compensation philosophy and the objectives of our compensation decisions and administration are grounded in our values, vision and mission. The following paragraphs summarize this philosophy and these objectives.

Executive Compensation Philosophy and Summary

Nicolet has a distinctly entrepreneurial approach to its executive compensation philosophy, which has included the use of episodic equity-based incentives at the inception of identified performance periods (typically based on a five-year strategic vision and a five-year vesting period), in addition to competitive base salaries, annual target incentives (typically based on a percentage of salary, a portion to be paid immediately in cash and a portion in equity which is generally a restricted stock grant vesting one-third immediately and one-third each of the following two anniversaries of the initial grant) and competitive benefits. More recently, the use of discretionary company contributions (“Company Contributions”) under its nonqualified deferred compensation (“NQDC”) plan have become meaningful to more seasoned management members and in support of retention or succession objectives of the Company. All these components of compensation reward individual actions and performance; provide a mix of short-term and long-term compensation; allow us to attract, retain and motivate high-quality, skilled executives; and pay for performance over the longer term that is in alignment with our vision, strategic plans, and shareholder interests. The Board views our substantive episodic equity grants as integral to aligning compensation with expected future stock price performance, and the Company Contributions under the NQDC plan as an important longer-term compensation tool for other strategic goals, such as retention and succession.

We use executive compensation to reinforce the owner-managed culture at the heart of the Company’s conceptual long-term market impact, financial performance and stock price performance. In particular, the Board believes that a strong employee equity interest in future stock price appreciation has consistently driven the exceptional shareholder returns. This long-term performance supports the Board’s position that option equity is both a correlated and strong driver of shareholder return. We believe our compensation program strongly correlates to long-term shareholder value creation. It incentivizes named executive officers to work for the long-term sustained prosperity of the Company, and reflects an aligned pay-for-performance philosophy.

The Compensation Committee

The Compensation Committee, comprised of independent directors, believes that our executive compensation program is appropriately designed to achieve our objectives, responsibly aligned with the best interests of our shareholders, and is reasonable when reviewed in context with the executive compensation programs and relative performance of our peer group companies, and does not create incentive for unreasonable risk taking.

As further described under “INFORMATION ABOUT THE BOARD OF DIRECTORS - Board Committees and Meetings,” the primary purpose of the Compensation Committee (sometimes also referred to within this Compensation Discussion and Analysis section as “the Committee”) is to discharge the responsibilities of Nicolet’s Board related to compensation to be paid to executive officers and directors, as well as to review and administer the Company’s incentive plans, including making grants under those plans. The Committee makes compensation related recommendations to the Board regarding Nicolet’s executive officers while considering actual results versus performance targets. The Committee is also responsible for making recommendations to the Board for compensation of Board members.

The Committee is focused on sustainable and improving operational and financial results, which we believe translates to long-term shareholder value. Therefore, we design and oversee our executive compensation programs to promote attainment of our annual and longer-term business goals, while appropriately balancing potential rewards for superior performance with minimizing risks to our shareholders.  The Committee seeks to compensate our executives in a fair, reasonable and competitive manner, and be consistent with the underlying principles that frame our compensation philosophy described throughout this EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS section.

Our Compensation Philosophy is Grounded in our Values, Vision, and Mission

Nicolet was founded upon five core values (Be Real, Be Responsive, Be Personal, Be Memorable, and Be Entrepreneurial) which are embodied within each of our employees and create a distinct competitive positioning in the markets within which we operate. Our mission is to be the lead community bank within the communities we serve, while our vision is to optimize the long-term return to our customers and communities, employees and shareholders (the “3 Circles”). Collectively, these embed a long-term focus in our leadership and business model.

Our longer-term compensation philosophy, which may contrast with that of other banks, is described in more detail below. Our compensation programs have historically been weighted heavily toward long-term option-based equity rewards whose value results from shareholder value creation, rather than those which tie a preponderance of rewards to a few short-term metrics, creating a short-term mentality that may not serve the long-term interests of the Company and its shareholders. As such, awarding our executives with periodic large grants of stock options ties them to our value of “Be Entrepreneurial,” as our executives only realize value from these episodic option grants in the event the stock price appreciates. This aligns our executives’ personal compensation goals and levels with the increase in value the shareholders realize over time. As the Company has matured, the long-term incentive compensation mix evolved to include restricted stock grants (beginning in 2012) and Company Contributions under the NQDC plan (beginning in 2017) to better align a portion of compensation to shareholder interests as well as retention or succession-related goals.

Our History Underlying Executive Compensation

Since its founding in 2000, Nicolet has believed in aligning employees and their compensation with shareholder interests over the long-term through ownership in the Company. Our incentive programs have historically included a larger than conventional ratio of equity-based incentives as a percentage of total compensation, primarily in the form of stock options. The value to the employee of any stock option grant is realized only when success is sustained, and reflected through a rising stock price, which aligns with value creation for our shareholders over the long-term. If the stock price does not increase over the strike price at grant, executives will realize no value from the option awards.

Opportunities for equity as a component of overall compensation for our executive and leadership groups are not granted on an annual or preset periodic basis, but rather in an episodic fashion as new financial goals and targets are established for future periods. Such episodic grants are based on multi-year objectives. As the full initial estimated accounting value of the grant is reflected in the Summary Compensation Table only in the year of grant, a larger grant may appear disproportionate in the year of grant while preceding or subsequent years may show no grant or value. In reality, it is the performance of the subsequent years which will determine the real value of the stock option awarded to the recipient. Stock options are typically awarded with a five-year vesting schedule and ten-year redemption window, while restricted stock, when granted episodically, has typically been awarded with five or ten-year vesting. We also grant restricted stock as a portion of the annual variable incentive bonus program for a limited number of executives, which vests one-third immediately and one-third on the next two anniversary dates. Finally, Company Contributions under the NQDC plan have been used (with or without vesting periods and with or in lieu of equity-based awards) to allow the mix of incentive compensation to be meaningful to recipients and to achieve retention or succession-related goals.

The following provides a summary of our episodic stock option grants, restricted stock grants and Company Contributions under the NQDC plan for the current strategic periods.

Optimization and Succession (2017 - 2021): In late 2016 (at $2.3 billion in assets), after the successful integration of five acquisitions from 2012 through 2016, the Board reviewed the strategic plan to advance Nicolet’s position into the future. The Board refined its strategic objective to “Be a profitably focused bank doubling in size over 5 years through targeted acquisition growth and smart organic growth across all our revenue lines, while remaining committed to share price return and active supportive capital management.” Focusing on achieving this objective and sustained performance resulted in heightened focus on succession planning for leadership positions throughout the Company. The Committee met several times to review incentive compensation that would appropriately support our strategic and succession sequencing plans, and which would serve to motivate, retain, and reward leadership to achieve the challenging growth, performance and succession plan targets. In mid-2019 (at $3.1 billion in assets), the Board reviewed progress on the above strategic plan, recognizing that achieving its growth target and succession plan over the remaining three years would require accelerating leadership development and completion of more or larger acquisitions. Considering this and the exceptional 2019 financial results, the Committee granted 0.2 million stock options to 13 individuals (including five named executive officers, except Ms. Lawson who elected to receive a proportional amount in NQDC) in November 2019. With the onset of the pandemic in March 2020, Nicolet’s strategic plan took a back seat to the need for tactical management. Being present, flexible, adaptable and willing to make timely decisions, contributed to record 2020 earnings, in spite of the pandemic, and continued our objective of optimizing performance since 2016. Other than for the two founders who were awarded stock options in January 2020 (prior to any pandemic indications), the Compensation Committee concentrated its 2020 long-term awards in Company Contributions under the NQDC plan. As a result of this level of performance, we ended 2021 at $7.7 billion in assets, more than triple from the start of this strategic period, and corroborating the incentive compensation decisions to reward management’s efforts. Also during this strategic period of 2017 to 2021, our share price increased 80% versus 44% for the KBW Nasdaq Bank Index, as reflected in the table below.

Share Price Return	NCBS	KBW Nasdaq Bank Index	S&P 500
Year ended 12/31/2021	29.2%	35.1%	26.9%
5-Year (2017 to 2021)	79.8%	44.1%	112.9%
Since Inception (11/1/2000)	757.5%	53.0%	235.4%

Sustained Execution and Exceptional Results (2022 and beyond): The Board expects the next five years to be a transformative period for the Company. On the front end of this next strategic period, and to continue to develop leaders to run a high-performing, larger and more complex community bank, in 2021 (at $7.7 billion in assets), the Committee granted 450,000 stock options to a group of leaders (excluding Messrs. Atwell and Daniels). It is anticipated that this episodic grant will incent these emerging leaders to drive exceptional results that focus on the shared success embodied in our 3 Circles. For 2021 results, see “2021 Summary Financial Results,” and see “2021 Executive Compensation Components and Decisions,” for compensation awards made.

Objectives of the Compensation Program

In designing and implementing the compensation program for our executive officers, we primarily intend to:

•attract, motivate and retain highly-skilled executives in a competitive environment;
•provide appropriate financial incentives for results, which aligns the financial interests of our executives and shareholders, and inspires and rewards behavior that promotes sustainable growth in shareholder value;
•balance base compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and creation of shareholder value; and
•motivate our executives to manage the business to generate positive short-term results while striving toward the achievement of long-term objectives without creating unnecessary or excessive risks to the Company.

The design of our compensation program incorporates compensation components that are widely used by companies within our industry, and are applied in combination to achieve the objectives noted above. Within our peer group companies, the mix of components as a percentage of total executive compensation varies, and our program is more heavily weighted toward appreciation-based equity in the form of stock options to reward our executives when they create significant and sustained performance above industry averages, thereby creating shareholder value. We believe that providing high impact leaders, including our named executive officers, with opportunities to share in the Company’s value creation for its shareholders over a longer period through the use of equity awards is not dilutive, but rather accretive in aligning with our shareholders over the longer term, and in creating a greater shared return for all those who invest in our Company through their patronage, time, effort and/or financial investment.

Pay for Performance Criteria and Process

Paying for performance is the foundation of our incentive compensation philosophy. We believe shareholder value creation, most visible in our stock price performance over time, is driven by sustained business performance in the areas of Growth, Profitability and Soundness, as measured through a number of quantitative and qualitative components. We believe that this approach results in superior long-term value creation compared to an approach that relies on a few selected objective metrics in any single year. The following areas, measured by many supportive metrics, are considered when determining incentive awards; however, annual incentive awards are ultimately discretionary and are not made based solely on a formulaic calculation that weights individual metrics. For additional information see “2021 Summary Financial Results.”

•Growth - Organic growth in assets, loans, and deposits; M&A-based growth, Innovation, Relevance to markets
•Profitability - Traditional metrics (such as net income, earnings per share, return on average assets, return on average equity or tangible equity); Revenue growth; Expense management; Share management
•Soundness - Asset quality, Core deposits, Capital, Risk Management

2021 Priorities. In March 2021, the Committee set priorities of 50% Growth, 25% Profitability and 25% Soundness (consistent with the pre-pandemic priorities from 2019), in light of long-term strategy, 2021 budget and initial performance, current state of the pandemic and other economic indicators.

The Committee and the Board of Directors exercise discretion when awarding incentives, by evaluating Company and individual performance in a holistic fashion, taking into account actual results and achievements in the above three areas against our strategic objectives, expectations and improvements over the prior year; overall industry and marketplace conditions; and readiness for continued and future goal attainment in line with our strategic plans.

In addition to the absolute quantitative measurement of financial results in the above three areas, we also evaluate the qualitative nature (the quality and soundness) of our results. This approach serves to mitigate risks that employees might take to achieve a single numerical goal that would threaten the long-term health and viability of the Company.

Clawback. Additionally, the Company’s incentive compensation philosophy clearly specifies that any and all cash bonus payments, retention awards, and/or equity incentive compensation which may be paid to selected officers are subject to recovery or “clawback” by the Company if such payments were based on financial statements or other performance metric criteria which are later found to be materially inaccurate. For additional information on this policy, see “Clawback Policy.”

Perspective: The Compensation Committee has compensation data available from consultants, studies, and peer groups to provide perspective on pay levels and pay mix to executives, as well as the ability to compare Nicolet’s financial results to peer groups and others in the industry. This comparative data is generally historical (lagging by an annual period), whereas the decision-making process of the Committee is real-time in awarding current year incentives for current year results (financial and non-financial goals) and in setting next year salary levels. For example, the Committee will see comparative data on 2021 total compensation for executives in mid-2022, well after their decisions have been made for 2021. Therefore, the Committee values the comparative lagged data as well as the most recent Say-on-Pay vote for perspective and context. The Committee does not set any named executive’s pay (salary, incentive, total pay or pay mix) using formal target ranges (such as median, above median or a multiple of median) of a comparatively titled executive. The Committee instead sets incentives and pay each year with its discretion, supported mainly by performance achieved toward goals, as well as its comprehensive evaluation of the many factors already discussed and lagged peer data.

Components of our Compensation Program

To achieve the objectives of our compensation program, we use a mix of compensation components evaluated individually and in combination, including the following.

•Base salary - competitive fixed pay commensurate with experience and performance (evaluated in context of the industry and our peer group’s base salary levels for equivalent roles);
•Annual variable incentive bonus - bonus pay represented as a target percentage of salary. For the broader workforce, this represents an annual cash bonus opportunity. For the named executive officers and selected other leaders, the target percentage of salary is split, with a portion in cash and a portion in restricted stock (which vests one-third immediately and one-third on the next two anniversary dates), payable for attainment of goals. We may pay beyond target for over-performance (though in practice we cap this at 150% of target) or below target for under-performance against our various metrics and other achievements;
•Long-term equity incentives - awarded in the form of stock options (see the previous discussion under “Our History Underlying Executive Compensation” for additional detail) and/or restricted stock awards with multi-year vesting periods. Stock options are not granted on an annual or any set periodic basis, but rather typically tied to inception of, or progress on, longer-term strategic plans;
•Discretionary Company contributions under the NQDC plan - awarded as a long-term compensation component, with or without vesting, as approved by the Compensation Committee, in support of overall compensation mix objectives, and retention or succession goals;
•Severance and change in control benefits;
•Other benefits, such as 401k, and other perquisites offered to some or all of our full-time employees.

The Committee determines the level and percentage mix of compensation components it believes is appropriate for each executive, taking into account specific responsibilities within the Company, and similarly situated executive compensation levels within our peer group companies. We review the talent and expertise necessary to achieve our objectives, and specific expected performance outcomes for the year.

The Committee has a flexible allocation policy for determining the allocation between cash and non-cash compensation for executives in any given year. We utilize target percentages of salary defined for our short-term annual variable incentive program. See Executive Compensation Components and Decisions - “Annual Variable Incentive Bonus” for more detail.

The Committee believes that tying executive rewards to equity in the Company and other long-term compensation motivates and rewards executives to strive for results that create greater shareholder value over longer term periods, and in addition serves to elevate these organizational dynamics:

•promoting growth, soundness, profitability, risk mitigation, and expense control required to accomplish our strategic long-term plans;
•encouraging consistent superior results by providing a meaningful incentive; and
•supporting elevated collaboration and teamwork among employees.

Role of Management with our Compensation Committee

The Committee solicits and considers the performance evaluations and compensation recommendations submitted for various senior officers by the Company’s Executive Chairman, Robert Atwell, and the Company’s Chief Executive Officer, Michael Daniels. In the case of Messrs. Atwell and Daniels, the Compensation Committee evaluates performance and recommends compensation to the Board.

Human Resources and certain other departments work to design, develop and administer our compensation programs. These departments can make recommendations to the Compensation Committee. This may include changes or adjustments to existing compensation programs, and recommendations of financial and other performance targets to be achieved under those programs. These departments also prepare analyses of financial data or other briefing materials for the Committee to ultimately assist in the implementation of decisions reached by the Committee and the Board.

Use of Independent Compensation Consultant and Peer Group Benchmarking

The Committee has authority to retain outside counsel, experts, compensation consultants and other advisors, as needed.

Since 2018, the Committee has used the services of Blanchard as its independent compensation consulting company. The Committee reviewed the independence of Blanchard and determined that there are no conflicts of interest. Blanchard reports directly to the Committee, and management has not retained its own consultant. Blanchard may periodically attend meetings of the Compensation Committee, physically or by phone, and with or without management present.

Blanchard assists the Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. For the Committee’s use in 2021, Blanchard was engaged to provide comprehensive reports of both board compensation and executive total compensation. These reports evaluated Nicolet’s board compensation and the pay of its named executive officers to that of a custom peer group, as well as against regional and national banking survey data and Blanchard database information. To provide supplemental information, Nicolet also participated in several financial industry compensation surveys with firms other than Blanchard. While Nicolet considers the external market information supplied in these reports from Blanchard, it does not exclusively rely upon them to make compensation decisions.

Blanchard assisted us in reviewing changes to our peer group for 2021 given our larger asset size from the recent acquisitions (as detailed further in “2021 Summary Financial Results”). The peer group is evaluated annually and is comprised of banks with similar characteristics (size, regional proximity, publicly traded, and similar business model). The peer group parameters included banks with Midwest based headquarters and an asset size between $5 billion and $13 billion as of September 30, 2021. Thus, the peer group for 2021 included these eighteen entities:

First Busey Corp.	Peoples Bancorp Inc.
Enterprise Financial Services	Byline Bancorp Inc.
FB Financial Corp.	Lakeland Financial Corp.
Merchants Bancorp	Republic Bancorp Inc.
Park National Corp.	Stock Yards Bancorp Inc.
1st Source Corp.	First Mid Bancshares
Horizon Bancorp Inc.	QCR Holdings Inc.
Premier Financial Corp.	MidWestOne Financial Grp Inc.
Midland States Bancorp Inc.	German American Bancorp, Inc.

As perspective for the Compensation Committee, Blanchard’s assessment of Nicolet’s compensation practices and levels in the 2021 comprehensive reports concluded:
•Nicolet’s 2020 year-end financial performance was very strong versus peers. The Company’s three-year asset growth, return on average assets, return on average equity, efficiency ratio, nonperforming assets to assets, core earnings per share growth, and three-year total return were all near or above the peer group 75th percentile.
•Nicolet has competitive compensation programs available to attract, motivate and retain high-quality, skilled executives and to provide a mix of short-term and long-term compensation opportunities.
•“Cash compensation” (base salary + annual cash incentives / bonus) of the named executive officers was competitive to peers, but not excessive.
•For “Direct compensation” (Cash compensation + three-year average equity awards), Nicolet was generally near or above the 75th percentile of the peer group, attributable primarily to its entrepreneurial culture and practice of awarding episodic stock option grants to cover longer-term intervals, compared to peers who granted less equity or granted equity more ratably over multiple years. The Committee and the Board consider these episodic equity incentive grants as a differentiator and a key in aligning interest and outcomes of Company leaders and shareholders.
•“Total compensation” (Direct compensation + Other compensation + Retirement Benefits / Perquisites) supports that Nicolet has competitive executive benefits.

2021 Summary Financial Results

As our 2021 results reflect, our financial and operating performance was strong in a year of dramatic growth. We completed the acquisition of Mackinac Financial Corporation (“Mackinac”) on September 3, 2021, for a total purchase price of $229 million, including the issuance of 2.3 million shares of Nicolet common stock valued at $180 million and $49 million in cash. Upon consummation, Mackinac added assets of $1.6 billion, loans of $0.9 billion, and deposits of $1.4 billion. We also completed the acquisition of County Bancorp, Inc. (“County”) on December 3, 2021, for a total purchase price of $224 million, including the issuance of 2.4 million shares of Nicolet common stock valued at $176 million and $48 million in cash. Upon consummation, County added assets of $1.4 billion, loans of $1.0 billion, and deposits of $1.0 billion. Our financial results are summarized below.

$ in thousands, except per share data	2021 Results	2020 Results	2019 Results	2018 Results	2017 Results
GROWTH:
Average loans	$3,183,681	$2,787,587	$2,257,033	$2,127,470	$1,899,225
Average core deposits	$4,190,996	$3,150,259	$2,523,112	$2,417,573	$2,109,174
Net interest income	$157,955	$129,338	$116,078	$106,648	$98,742
M&A transactions *	County & Mackinac	Advantage	Choice	None	First Menasha
PROFITABILITY:
Net income	$60,652	$60,122	$54,641	$41,036	$33,150
Diluted earnings per common share	$5.44	$5.70	$5.52	$4.12	$3.33
Return on average assets	1.15%	1.41%	1.75%	1.38%	1.25%
Return on average common equity	9.74%	11.40%	12.89%	11.04%	9.96%
Return on average tangible common equity	14.74%	16.76%	18.53%	16.73%	15.24%
SOUNDNESS:
Allowance for credit losses-loans to loans	1.07%	1.15%	0.54%	0.61%	0.61%
Nonperforming assets to total assets	0.73%	0.29%	0.42%	0.19%	0.49%
Net charge-offs to average loans	0.01%	0.05%	0.02%	0.05%	0.08%
Tangible common equity / Tangible assets	7.51%	8.31%	10.27%	8.83%	8.41%
* M&A transactions included the acquisitions of: County Bancorp, Inc. with total assets of $1.4 billion and Mackinac Financial Corporation with total assets of $1.6 billion in 2021; Advantage Community Bancshares, Inc. in 2020 with total assets of $172 million; Choice Bancorp, Inc. in 2019 with total assets of $457 million, and First Menasha Bancshares, Inc. in 2017 with total assets of $480 million.

The successful integration of two acquisitions demonstrated the adeptness of all business lines to work together to produce strong results. Net income for the year ended December 31, 2021 was $61 million and earnings per diluted common share was $5.44, compared to net income of $60 million and diluted earnings per common share of $5.70 in 2020. However, 2021 net income was also impacted by non-core items related to the acquisitions, including $14 million of Day 2 CECL credit provisions, $6 million in merger-related expense, and $1 million of impairment charges for our branch optimization strategy, on a pre-tax basis.

December 31, 2021 assets were $7.7 billion (69% over year end 2020), largely due to the acquisitions of Mackinac and County. Total loans increased $1.8 billion and total deposits increased $2.6 billion from December 31, 2020, also largely due to the acquisitions of Mackinac and County. Total capital was $892 million at December 31, 2021, an increase of $353 million since December 31, 2020, mostly due to the stock issued in the Mackinac and County acquisitions. For the year ended December 31, 2021, Nicolet repurchased approximately 793,000 shares at a total cost of $61 million, or an average per share cost of $77.50. Asset quality remained sound. Nonperforming assets were $56 million at December 31, 2021, comprised of $44 million of nonaccrual loans (largely comprised of County’s previously identified nonaccrual agricultural loans) and $12 million of other real estate owned (primarily closed bank branch properties yet to be sold), and represented 0.73% of total assets, compared to $13 million or 0.29% at December 31, 2020. The allowance for credit losses-loans grew to $50 million (1.07% of loans), compared to $32 million (1.15% of loans) at December 31, 2020, largely due to the Day 2 CECL credit provisions noted above.

2021 Executive Compensation Components and Decisions

Base Salary

When the Committee considers executive base salaries on an annual basis, it considers each executive’s role and level of responsibility, along with base salary levels of similarly situated executives employed by peers or in the industry. An individual’s base salary may vary relative to the market data available, as the Committee also incorporates other factors such as performance, experience level, business challenges unique to a particular year, and other considerations into the final salary decisions that are made. Of note, the Blanchard 2021 executive total compensation study indicated that executive base salaries were generally below the peer median (50th percentile) levels. For 2021, the Committee increased the base salaries over 2020 by 7.8% for Messrs. Atwell and Daniels (to $562,000 each), and salaries were increased 7.7% for Messrs. Witczak and Hutjens over 2020 (to $341,250 and $315,000, respectively), and increased 5.4% for Mr. Madson (to $334,000). In March 2020, given the onset of the pandemic, the senior management team (including each of the named executive officers) took a 10% reduction to bi-weekly pay, which remained in place for approximately one quarter. Excluding this temporary reduction in base salary, the 2021 salary increases represented a 5.0% increase over the original 2020 base salaries for Messrs. Atwell, Daniels, Witczak, and Hutjens, and represented a 2.8% increase over the original 2020 base salary for Mr. Madson. The 2020 temporary base salary reductions were limited to the senior management team and did not extend to others in the Company. These merit increases were reasonable to the Committee based on each executive’s contribution to Company’s superior results, executive development, and additional responsibilities undertaken toward succession plans, as well as upcoming objectives for 2021.

Annual Variable Incentive Bonus

The Board approved the 2021 performance objectives at the beginning of the year, and the Compensation Committee confirmed that for 2021 the annual incentive bonus targets, expressed as a percentage of salary, for the named executive officers would be 75% (i.e., 50% cash and 25% equity) for Messrs. Atwell and Daniels (unchanged from the prior several years), 60% (i.e., 40% cash and 20% equity) for Messrs. Witczak and Hutjens, compared to 50% (35% cash and 15% equity) last year for each, and 40% (i.e., 30% cash and 10% equity) for Mr. Madson (unchanged from the prior year). The 2021 annual incentive bonus targets for Mr. Moore upon his employment was also 60% (i.e., 40% cash and 20% equity). The Committee judged the targets to be appropriate considering each executive’s experience level, duties and responsibilities, with the increases noted above due to added responsibilities of a larger, more complex company, overall compensation objectives, and to remain competitive with peer compensation practices.

Based on the sustained exceptional results for 2021 (see “2021 Summary Financial Results”), each individual’s performance assessment, and perspective of the total compensation package for each executive, the Committee awarded a 150% multiple of target incentive (cash and equity) for each named executive officer, applied to the 2021 salary base and utilized Company Contributions under the NQDC plan (see below).  The Committee determined that the assigned multiple of target incentive bonus plus the Company Contributions under the NQDC plan were warranted mainly due to a) the significant achievements in 2021 (as discussed previously and delivered as part of the Optimization trend over 2017-2021), b) the successful leadership in closing and integrating two acquisitions, c) the quality of earnings, and d) the progress toward long-term strategies. The restricted stock values reflected in the Summary Compensation Table are the equity portion of the annual variable incentive bonus at the 150% of salary multiple, except for Ms. Lawson and Mr. Moore. Ms. Lawson’s restricted stock value in the Summary Compensation Table represents the director equity grant in May 2021, while Mr. Moore’s restricted stock value in the Summary Compensation Table also includes a grant made upon his hire in June 2021. For perspective, a 150% multiple of target incentive is a self-imposed cap on the annual variable incentive bonus practiced by the Committee.

Long-Term Equity Incentives

During 2021, on the front end of our next strategic period, 450,000 stock options were awarded to emerging leaders, including 50,000 options granted to each of Messrs. Moore, Hutjens, and Witczak, and 20,000 options granted to Mr. Madson. Messrs. Atwell and Daniels did not receive any options as part of the 2021 episodic grant. The 2021 equity incentives also included the restricted stock that is a component of the annual variable incentive bonus noted above. In addition, Mr. Moore received a 10,000 restricted stock award effective with his start date of June 7, 2021. See the previous discussion under “Our History Underlying Executive Compensation - Optimization and Succession (2017 - 2021)” for additional details.

Nonqualified Deferred Compensation

Nicolet developed the NQDC plan in 2016 initially to accommodate voluntary contributions from employees wishing to defer income for post-retirement. The plan was developed to also accommodate the type of discretionary contributions from the Company to key executives that are common in the industry. These Company contributions were not a meaningful part of the Company’s compensation practices during the years from formation through the emergence of the Company as an established premium performer and as the region’s most effective and potent acquirer. As we looked to sustain the extraordinary impact on customers, employees and shareholders, we recognized that discretionary contributions should become an increasing component of long-term compensation and succession planning.

For 2021, the Committee approved Company Contributions to the NQDC plan to 19 individuals, totaling $5.4 million, which included $2.25 million each to Messrs. Atwell and Daniels, $220,000 to Mr. Moore, $100,000 each to Messrs. Witczak and

Hutjens, and $50,000 to Mr. Madson, all with immediate vesting. In addition, the Committee approved a Company Contribution to the NQDC plan, with immediate vesting, of $300,000 for Ms. Lawson in May 2021. The discretionary contributions to the NQDC plan in 2021 for Messrs. Atwell and Daniels represent a component of the succession sequencing plan developed in the 2017 year period. Messrs. Atwell and Daniels recommended to the Board that Mr. Daniels become Chief Executive Officer in 2021 and that it was essential to develop the leadership team for the future beyond the founding leadership. The Board reviewed the results from the first 17 years of the organization and the platform established for the future. The Committee noted the absence of a deferred compensation component to compensation for the founding executives and concluded that this would be an important tool to both reward the existing leadership and to facilitate the transitions essential to sustaining and building the talent for the future. With Mr. Atwell’s transition to Executive Chairman, it was determined that a more substantial contribution to the NQDC plan in the 2021 year was necessary and appropriate for both Mr. Atwell and Mr. Daniels. As the organization matures into the current period of sustained high performance, the Board sees discretionary contributions under the NQDC plan as a more normal and regular component of leadership executive compensation. As the emerging leadership group beyond Mr. Daniels demonstrates the capacity to perform at exceptional levels, the Committee anticipates discretionary contributions on a more regular basis, consistent with industry practice.

The Company Contributions under the NQDC plan provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Perquisites and Other Benefits

We provide executive officers with perquisites and other personal benefits that the Company and our Compensation Committee believe are reasonable and consistent with its overall compensation program. These perquisites include car allowances and payment of club dues for certain of our executive officers. Our Compensation Committee periodically reviews the levels and appropriateness of perquisites and other personal benefits provided to executive officers. The Committee believes that the perquisites and other personal benefits further the goals of the Company and are not material with respect to the overall compensation of our executive officers. The named executive officers participate in Nicolet’s broad-based employee benefit plans, such as the 401(k) Plan, the Employee Stock Purchase Plan, and medical, dental, disability and life insurance coverage programs, under the same terms as other eligible employees. The Committee approved discretionary profit sharing contributions to the 401k Plan of $0.5 million in both 2021 and 2020, and the named executive officers, among others, were excluded from these contributions. A few perquisites, such as country club memberships, supplemental health coverage, and company automobiles or auto allowances are provided to a few select employees, which may include some of the named executive officers as well as other selected officers. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits), or similar benefits for our executive officers or other employees. The benefits and perquisites provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Stock and Benefit Plan Summaries

The Company’s stock-based compensation plans are described below. The Committee oversees the plans and grants equity awards in accordance with the plan documents to certain officers, employees and directors of the Company.

2002 Stock Incentive Plan. The Company’s 2002 Stock Incentive Plan, as subsequently amended with shareholder approval, reserved a total of 1,175,000 shares of the Company’s common stock for potential stock options.  This plan became fully utilized during 2012, and no further awards may be granted under this plan. Under this plan at December 31, 2021, approximately 56,000 option grants were outstanding, of which all were exercisable.

Acquired Equity Incentive Plan. In 2016, Nicolet assumed sponsorship of an equity incentive plan of an acquired company to allow for that company’s already granted awards that became exercisable upon acquisition to be honored. No further awards may be granted under this plan, and at December 31, 2021, approximately 8,000 option grants remain outstanding and exercisable.

2011 Long-Term Incentive Plan (“2011 LTIP”). The Company’s 2011 LTIP, as subsequently amended with shareholder approval, has reserved 3,000,000 shares of the Company’s common stock for potential stock-based awards. This plan provides for certain stock-based awards such as, but not limited to, stock options, stock appreciation rights and restricted common stock, as well as cash performance awards. Under this plan at December 31, 2021, approximately 1.8 million option grants were outstanding, of which 1.0 million were exercisable and approximately 25,800 restricted shares remain unvested. As of December 31, 2021, approximately 0.9 million shares were available for grant under the 2011 LTIP.

Nonqualified Deferred Compensation Plan. The Company sponsors a deferred compensation plan for certain key management employees. Under this plan, eligible employees designated by the Board through the actions of the Compensation Committee may elect to defer compensation (up to 75% of base salary and up to 100% of an annual cash bonus) and the Company may make discretionary contributions on behalf of one or more eligible plan participants (“Company Contributions”). Such Company Contributions are made to the plan on behalf of an eligible employee’s retirement account and have been used (beginning in 2017) to improve the mix of long-term compensation, providing a valued alternative or complement to equity incentives, and further incenting longevity or retention of key individuals. Upon retirement, termination of employment or at their election under a defined fixed period, the employee shall become entitled to receive the deferred amounts plus earnings thereon. Contributions under the deferred compensation plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table. Also see the table, Nonqualified Deferred Compensation 2021. The nonqualified deferred compensation plan agreements are “unfunded” general contractual obligations of Nicolet and are subject to the claims of our creditors. If Nicolet were to become insolvent, the participants would be unsecured general creditors of Nicolet. The Committee believes this form of at-risk compensation helps align the interests of plan participants with the long-term interests of Nicolet, its debt holders, and its stockholders.

In addition to the compensation plans discussed above, the Company has a number of broad-based employee benefit plans as further described below. The Committee oversees these plans.

Nicolet 401(k) Plan. Nicolet sponsors a tax-qualified 401(k) savings plan under which eligible employees may choose to save up to 100% of salary compensation on either a pre-tax or after-tax basis, subject to certain IRS limits. Under the plan, the Company matches 100% of participating employee contributions up to 6% of the participant’s eligible compensation. The Company contribution vests over five years. The Company can make additional annual discretionary profit sharing contributions, as determined by the Board. The Committee approved discretionary profit sharing contributions of $0.5 million in both 2021 and 2020, and $1.05 million in 2019, and the named executive officers, among others, were excluded from these contributions. Contributions under the 401(k) Plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employee Stock Purchase Plan. The Company sponsors an employee stock purchase plan under which eligible employees may purchase Nicolet common stock at a 10% discount, utilizing payroll deductions that range from a minimum of $20 to a maximum of $400 per payroll, during offering periods (currently quarterly).

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the U.S. federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers as of the end of the calendar year) to a maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) to $1,000,000 per officer. To the extent that the aggregate amount of any covered officer’s salary, bonus, amounts realized from option exercises and vesting of restricted stock units or other equity awards and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we are not entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year.

Although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, it continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy. The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights or awards. Further, interpretations and changes in tax law and other factors beyond the Compensation Committee’s control may also affect the deductibility of compensation. Accordingly, the Compensation Committee reserves the right to approve compensation that may not be deductible in situations it deems appropriate. For example, in 2021, an estimated $0.1 million of compensation collectively paid to Messrs. Atwell and Daniels was not deductible due to the tax limitations on compensation in Section 162(m).

Stock Ownership Guidelines and Holding Requirements for Executive Officers

While we do not set strict targets for ownership of our stock by executive officers, we strongly encourage ownership of the Company’s stock to all employees and expect our named executive officers to set positive examples. Equity awards, when granted episodically in the form of restricted stock grants or stock option awards, carry a vesting period requiring the executive’s continued employment to fully realize value from such awards, and most typically carry a 5-year vesting schedule. Equity awards, when granted as part of the annual variable incentive bonus, typically carry a 2-year vesting schedule.

Clawback Policy

We have a clawback policy applicable to selected officers, which include, among others, all our named executive officers. Pursuant to this policy, the Committee shall in all appropriate circumstances, require reimbursement of any bonus payment (that is, any and all cash bonus payments, retention awards and/or equity incentive compensation) to a selected officer where the payment awarded was based on financial statements or other performance metrics which are later found to be materially inaccurate. We feel this clawback policy is appropriate and assists with risk mitigation throughout our Company.

Short Sale and Hedging Policy

Pursuant to our insider trading policy, Nicolet considers it improper and inappropriate for its directors, officers, employees, and consultants to engage in short-term or speculative transactions in Nicolet’s securities or in other transactions in Nicolet’s securities that may lead to inadvertent violations of insider trading laws. Therefore, directors, officers, employees, and consultants are prohibited from selling any securities of Nicolet that are not owned by such person at the time of the sale, including forward sale on purchase contracts, equity swap, collars or exchange funds, or engage in hedging transactions involving securities of Nicolet. Directors, executive officers, and specific employees are also subject to blackout periods during which they may not buy or sell shares of Nicolet common stock.

Nicolet Compensation of Named Executive Officers

The following table sets forth all compensation paid for each of the last three fiscal years ended December 31, 2021, to each individual who served as our chief executive officer during 2021, each individual who served as our chief financial officer during 2021, and the next three most highly compensated executive officers serving at the end of 2021, collectively our “Named Executive Officers” or “NEOs”.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [2]	All Other Compensation [3]	Total
Robert B. Atwell
Chairman of Nicolet Bankshares, Inc. and Nicolet National Bank (4)	2021	$562,000	$421,500	$210,625	$—	$2,335,291	$3,529,416
(Former Principal Executive Officer)	2020	$521,419	$361,125	$173,842	$292,889	$433,597	$1,782,872
	2019	$510,000	$382,500	$191,196	$1,159,243	$555,205	$2,798,144
Michael E. Daniels
President and Chief Executive Officer of Nicolet Bankshares, Inc. and Nicolet National Bank (4)	2021	$562,000	$421,500	$210,625	$—	$2,334,930	$3,529,055
(Principal Executive Officer)	2020	$521,419	$347,750	$173,842	$292,889	$458,921	$1,794,821
	2019	$510,000	$382,500	$191,196	$1,159,243	$561,230	$2,804,169
H. Phillip Moore, Jr.
Chief Financial Officer, Nicolet Bankshares, Inc. and Nicolet National Bank (4)	2021	$215,385	$140,000	$858,242	$1,322,454	$259,114	$2,795,195
(Principal Financial Officer)

Ann K. Lawson
Retired; Formerly Chief Financial Officer, Nicolet Bankshares, Inc. and Nicolet National Bank (4) (5)	2021	$171,736	$—	$49,960	$—	$331,296	$552,992
(Former Principal Financial Officer)	2020	$307,004	$143,325	$—	$—	$276,628	$726,957
	2019	$290,000	$130,500	$43,569	$—	$231,074	$695,143
Eric J. Witczak
Executive Vice President and Secretary of Nicolet Bankshares, Inc.	2021	$341,250	$204,750	$102,348	$1,326,426	$158,376	$2,133,150
	2020	$316,750	$156,000	$63,269	$—	$131,309	$667,328
	2019	$285,000	$128,250	$42,723	$536,686	$149,474	$1,142,133
Brad V. Hutjens
Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager, Nicolet National Bank	2021	$315,000	$189,000	$94,441	$1,326,426	$145,934	$2,070,801
	2020	$292,385	$144,000	$58,539	$—	$113,837	$608,761
	2019	$265,000	$119,250	$39,762	$536,686	$130,822	$1,091,520
Patrick J. Madson
Senior Vice President - Wealth Management	2021	$334,000	$150,300	$50,076	$530,571	$76,282	$1,141,229
	2020	$316,750	$134,875	$42,179	$—	$63,038	$556,842
	2019	$325,000	$60,000	$32,360	$—	$75,916	$493,276

1	All bonuses are reported in the year earned. 2020 bonus amounts for Messrs. Atwell, Witczak and Hutjens also included temporary pandemic-based salary adjustment reimbursements.
2	Reflects the fair value of restricted stock and stock options on the date of grant, calculated in each case in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in the Company’s annual report on Form 10-K. In 2020, Ms. Lawson elected to receive the restricted stock award value as a Company Contribution under the NQDC plan.
3	All Other Compensation as reported in this column includes: 401(k) company match contributions, discretionary company amounts contributed to employee retirement subaccounts, supplemental employer health benefit, auto allowances, club memberships, key man life insurance premiums, housing allowance, cash director fees, and other perquisites and personal benefits each less than $10,000 individually (supplemental health insurance coverage and group term life insurance). The discretionary Company Contributions under the NQDC plan vested immediately. The amounts of All Other Compensation for 2021 are detailed in the table below. In general, employee directors do not receive any additional compensation for their services as a director; however, an exception was made in 2021 for Ms. Lawson given the close timing of the director equity grant date (May 18, 2021) and her retirement date (June 4, 2021).
4	Effective April 20, 2021, Mr. Daniels was named President and Chief Executive Officer and Mr. Atwell was named Executive Chairman of the Company. Mr. Moore joined the Company as Chief Financial Officer effective June 7, 2021, and Ms. Lawson retired effective June 4, 2021.
5	2021 compensation for Ms. Lawson includes the director restricted stock grant in May 2021 (under stock awards) and $14,000 of director per meeting fees (part of All Other Compensation).

Name	401(k) Company Match Contribution	Discretionary Company Contributions	Supplemental Employer Health Benefit	Auto Allowance	Club Memberships	Other Perquisites Over $10,000 Individually *	Other Perquisites Less Than $10,000 Individually	Total All Other Compensation
Robert B. Atwell	$17,400	$2,250,000	$19,644	$10,583	$2,796	$31,148	$3,720	$2,335,291

Michael E. Daniels	$17,400	$2,250,000	$19,968	$13,271	$21,511	$10,764	$2,016	$2,334,930

H. Phillip Moore, Jr.	$10,154	$220,000	$8,185	$4,537	$—	$15,400	$838	$259,114

Ann K. Lawson	$—	$300,000	$13,512	$—	$—	$14,000	$3,784	$331,296

Eric J. Witczak	$17,400	$100,000	$19,644	$4,291	$16,031	$—	$1,010	$158,376

Brad V. Hutjens	$17,400	$100,000	$14,196	$4,563	$9,355	$—	$420	$145,934

Patrick J. Madson	$17,400	$50,000	$—	$3,683	$4,887	$—	$312	$76,282

* Other perquisites over $10,000 individually include supplemental life insurance premiums for Mr. Atwell and Mr. Daniels, a housing allowance for Mr. Moore, and the director per meeting fees Ms. Lawson earned after her retirement.

The following table sets forth grants of plan-based awards to the NEOs during the year ended December 31, 2021.

Grants of Plan-Based Awards

Name	Grant Date		Estimated future payouts under non-equity incentive plan awards	Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards [5]
Robert B. Atwell	11/22/2021	1	—	—	2,877			$210,625

Michael E. Daniels	11/22/2021	1	—	—	2,877			$210,625

H. Phillip Moore, Jr.	6/7/2021	3	—	—		50,000		$1,322,454
	6/7/2021	3	—	—	10,000			$788,400
	11/22/2021	1	—	—	954			$69,842

Ann K. Lawson	5/18/2021	4	—	—	642			$49,960

Eric J. Witczak	5/13/2021	2	—	—		50,000		$1,326,426
	11/22/2021	1	—	—	1,398			$102,348

Brad V. Hutjens	5/13/2021	2	—	—		50,000		$1,326,426
	11/22/2021	1	—	—	1,290			$94,441

Patrick J. Madson	5/13/2021	2	—	—		20,000		$530,571
	11/22/2021	1	—	—	684			$50,076

1	Represents a restricted stock grant made on November 22, 2021 at the closing stock price of $73.21, of which one-third vested immediately and one-third vests on each of the first and second anniversaries of the initial grant related to the annual variance incentive bonus for 2021.
2	Represents a nonqualified stock option grant made on May 13, 2021 at the closing stock price of $78.67, which will vest in 5 equal increments on the anniversaries of the initial grant.
3
Represents a nonqualified stock option grant and restricted stock grant made on June 7, 2021 at the closing stock price of $78.84, in conjunction with Mr. Moore's appointment as the Company's Chief Financial Officer effective on that date. The grants will vest in 5 equal increments on the anniversaries of the initial grant.

4	Represents a restricted stock grant made on May 18, 2021 at the closing stock price of $77.82, in conjunction with Ms. Lawson's election to the Board. The grant vested immediately.
5	Reflects the fair value of restricted stock and nonqualified stock options on the date of grant, calculated in accordance wtih applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in the Company's annual report on Form 10-K.

The following table sets forth the equity awards outstanding for each NEO as of December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal Year End Table

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of restricted stock that have not vested ($) [13]
Robert B. Atwell	180,000	45,000	2	$48.85	5/16/2027
	54,000	13,500	3	$56.43	11/1/2027
	21,600	32,400	6	$70.50	11/18/2029
	2,700	10,800	7	$71.57	1/21/2030
						882	10	$75,632
						1,918	11	$164,469
Michael E. Daniels	180,000	45,000	2	$48.85	5/16/2027
	54,000	13,500	3	$56.43	11/1/2027
	21,600	32,400	6	$70.50	11/18/2029
	2,700	10,800	7	$71.57	1/21/2030
						882	10	$75,632
						1,918	11	$164,469
H. Phillip Moore, Jr.	—	50,000	12	$78.84	6/7/2031
						636	11	$54,537
						10,000	12	$857,500
Ann K. Lawson	2,000	—	5	$37.18	9/20/2026
	38,200	10,800	2	$48.85	5/16/2027

Eric J. Witczak	1,500	—	4	$16.50	4/10/2022
	15,000	—	1	$23.80	10/28/2024
	15,000	—	5	$37.18	9/20/2026
	43,200	10,800	2	$48.85	5/16/2027
	10,000	15,000	6	$70.50	11/18/2029
	—	50,000	8	$78.67	5/13/2031
						250	9	$21,438
						321	10	$27,526
						932	11	$79,919
Brad V. Hutjens	2,000	—	4	$16.50	4/10/2022
	7,500	—	1	$23.80	10/28/2024
	10,000	—	5	$37.18	9/20/2026
	43,200	10,800	2	$48.85	5/16/2027
	10,000	15,000	6	$70.50	11/18/2029
	—	50,000	8	$78.67	5/13/2031
						150	9	$12,863
						297	10	$25,468
						860	11	$73,745
Patrick J. Madson	21,600	5,400	2	$48.85	5/16/2027
	—	20,000	8	$78.67	5/13/2031
						214	10	$18,351
						456	11	$39,102

1	Stock options granted on October 28, 2014 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
2	Stock options granted on May 16, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
3	Stock options granted on November 1, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
4	Stock options granted on April 10, 2012 and vesting in 10 equal increments on the grant date and the next nine anniversaries of the initial grant.
5	Stock options granted on September 20, 2016 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
6	Stock options granted on November 18, 2019 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
7	Stock options granted on January 21, 2020 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
8	Stock options granted on May 13, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
9	Represents the unvested remainder of a restricted stock grant made on April 10, 2012, which vests in 10 equal increments over a 10-year period on the anniversaries of the initial grant.
10	Represents the unvested remainder of a restricted stock grant made on November 12, 2020, of which one-third vested immediately and one-third on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2020.
11	Represents the unvested remainder of a restricted stock grant made on November 22, 2021, of which one-third vested immediately and one-third on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2021.
12	Stock options and restricted stock granted on June 7, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
13	Utilizes a $85.75 per share market value of the Company’s common stock at December 31, 2021.

The following table sets forth information relating to the exercise of stock options and vesting of restricted stock during the year ended December 31, 2021 by each NEO.

Option Exercises and Stock Vested 2021

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Robert B. Atwell	—	$—	2,745	$203,013
Michael E. Daniels	—	$—	2,745	$203,013
H. Phillip Moore, Jr.	—	$—	318	$23,281
Ann K. Lawson	10,525	$416,695	807	$63,919
Eric J. Witczak	—	$—	1,239	$94,220
Brad V. Hutjens	1,500	$86,325	1,065	$80,293
Patrick J. Madson	—	$—	3,995	$284,769

The following table sets forth information regarding each NEO's account balance at December 31, 2021 under the Company's Nonqualified Deferred Compensation Plan, including contributions and earnings credited to such account.

Nonqualified Deferred Compensation 2021

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) [1]	Aggregate earnings (loss) in last fiscal year ($)	Aggregate withdrawals / distributions ($)	Aggregate balance at last fiscal year end ($) [2]
Robert B. Atwell	$—	$2,250,000	$9,744	$—	$3,203,071
Michael E. Daniels	$—	$2,250,000	$194,104	$—	$3,464,260
H. Phillip Moore, Jr.	$—	$220,000	$4,979	$—	$224,979
Ann K. Lawson (3)	$20,000	$300,000	$116,189	$92,355	$1,336,688
Eric J. Witczak	$—	$100,000	$69,933	$—	$591,921
Brad V. Hutjens	$—	$100,000	$44,812	$—	$571,339
Patrick J. Madson	$43,611	$50,000	$51,424	$—	$398,046

1	These amounts reflect contributions made by Nicolet to the NEOs retirement subaccount in November 2021, except the contribution to Ms. Lawson was made in May 2021. All 2021 contributions vested immediately and were made at the discretion of the Company under the 2002 Deferred Compensation Plan, as amended. These amounts are reported in the "All Other Compensation" column for each executive officer in the Summary Compensation Table.
2	Includes unvested registrant contributions.
3	The aggregate withdrawals/distributions represent the unvested registrant contributions Ms. Lawson forfeited upon retirement.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.  Each of these agreements provides for certain severance and change in control benefits. The material terms of the employment agreements are summarized below.

Employment Agreements for Messrs. Atwell and Daniels
•The employment agreements provide for an initial 3-year term, to be renewed automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Messrs. Atwell and Daniels each receive a base salary, which shall be reviewed annually by the Board.
•Both executives are eligible to receive incentive cash or cash equivalent compensation annually as well as discretionary equity incentive awards based on performance measures established by the Board. The incentive compensation is subject to clawback under certain circumstances.
•The employment agreements provide for term life insurance with a death benefit of $1.5 million for each payable to the executive’s designated beneficiary(ies).
•Fringe benefits available to each executive include a company car with associated expenses paid by the Company, country club annual dues, reimbursement for reasonable and necessary business expenses, and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreements provide for 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by the Company without Cause or if the executive resigns for Good Reason. If either termination event occurs within 6 months following a Change of Control, the executive shall receive severance equal to 2 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage. All severance is conditioned upon the executive signing and not revoking a general release of claims.
•The employment agreements include covenants that restrict the executives, for a period of 24 months following their termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Employment Agreements for Messrs. Moore, Witczak, Hutjens, and Madson
•The employment agreements provide for an initial 3-year term, to be renewed automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Each executive shall receive a base salary, which shall be reviewed annually.
•Each executive is eligible to receive annual bonus compensation (with a defined target percentage of base salary), as well as equity incentive awards at the discretion of the Board.  The incentive compensation is subject to clawback under certain circumstances, per the terms of a separate agreement.
•Each executive is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreements provide for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by the Company without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 6 months following a Change of Control, the executive shall receive severance equal to 1.5 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage.
•The employment agreements include covenants that restrict the executives, for a period of 12 months following their termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Potential Payments Upon Termination or Change of Control

The following table shows the estimated value as of December 31, 2021 of potential payments to the NEOs upon termination or Change of Control events.

Name	Robert B. Atwell	Michael E. Daniels	H. Phillip Moore, Jr.	Eric J. Witczak	Brad V. Hutjens	Patrick J. Madson
Involuntary Termination by Company or Resignation for Good Reason:
Base Salary	$562,000	$562,000	$400,000	$341,250	$315,000	$334,000
Health Continuation Coverage	25,500	25,300	25,300	25,400	16,500	25,400
Total	$587,500	$587,300	$425,300	$366,650	$331,500	$359,400
Involuntary Termination by Company or Resignation for Good Reason within 6 Months of Change of Control:
Base Salary	$1,124,000	$1,124,000	$600,000	$511,875	$472,500	$501,000
Target Annual Variance Incentive Bonus	843,000	843,000	360,000	307,125	283,500	200,400
Health Continuation Coverage	25,500	25,300	25,300	25,400	16,500	25,400
Value of Unvested Restricted Stock [1]	240,100	240,100	912,037	128,882	112,075	57,453
Value of Unvested Stock Options [2]	2,703,564	2,703,564	345,500	981,270	981,270	340,860
Total	$4,936,164	$4,935,964	$2,242,837	$1,954,552	$1,865,845	$1,125,113

1	The value of the unvested restricted stock is based upon the closing stock price of $85.75 as of December 31, 2021.
2	The value of the unvested stock options is based upon the closing stock price of $85.75 as of December 31, 2021, less the option exercise price for all options in the money.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and 402(u) of Regulation S-K, we are providing the following information on the relationship of the annual total compensation of Michael E. Daniels, our Chief Executive Officer, to that annual total compensation of our median compensated employee. The pay ratio is a reasonable estimate calculated in a manner consistent with rules promulgated by the SEC.

Determining our Median Employee Pay: As of December 31, 2021, we employed 876 employees. The SEC rules require that we identify our median employee by use of a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual total cash compensation of our employees. Specifically, we identified the median employee by aggregating gross compensation paid in 2021 and ranking all employees according to this measure, from lowest to highest.

Calculating the Pay Ratio: As required by SEC rules, we then calculated our median employee’s total annual compensation in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K (which is the calculation method for reporting CEO compensation in the Summary Compensation Table).

The compensation of our median employee for 2021 was calculated to be $45,240. Our CEO’s compensation, as reported in the Summary Compensation Table, was $3,529,055. Therefore, our CEO to median employee ratio for 2021 was approximately 78:1. This information is provided solely for compliance purposes. The Compensation Committee does not consider this ratio when evaluating compensation arrangements.

Environmental, Social and Governance Matters

Following our core values allows us to serve our communities through our employees’ dedication to giving back and ties to the local communities. In order to develop a workforce that aligns with our corporate values, we regularly sponsor local community events so that our employees can better integrate themselves in our communities. We believe that our employees’ well-being and personal and professional development is fostered by our outreach to the communities we serve. Our employees’ desire for active community involvement is supported and encouraged – including promoting causes of interest to employees, flexible schedules to support volunteerism, and giving of money to charities, community events or community organizations also served by employee volunteers. This includes Nicolet National Foundation, Inc., a public charity formed near our opening as a way for employees to give back, with 100% of the monies given by employees going directly back into our communities based on recommendations from our employees, and a 100% match of employee giving by the Bank to further support our community giving over time. This commitment of our workforce to serve our communities aligns with our core values and embodies what we believe is the true meaning of “community banking.”

Nicolet believes that diversity is directly linked to organizational performance and is committed to diversity and inclusion, including gender, minorities, age, individuals with disabilities, culture, and life experiences, among others. In support of this, all employees complete annual diversity and other required training, and we expect our employees to be active in promoting diversity within the Company and communities we serve. We also invest in our employees continued education with internal and external development programs, which supports our philosophy of promoting from within.

Nicolet was built on the fundamentals of Community Reinvestment. Through this we have continued to serve our communities under the Community Reinvestment Act (“CRA”), which evaluates financial institutions in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. The Bank has maintained an “outstanding” CRA rating.
Conclusion

Through the compensation arrangements outlined above, a significant portion of each of our named executives officers’ compensation is contingent upon the Company’s overall sustained performance.

Therefore, the realization of potential financial benefit by each executive is closely linked to our Company performance and increases in shareholder value over time. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the episodic assignment of multi-year potential rewards tied to our longer term strategic plans may result in highly variable compensation within any particular time period.

The Compensation Committee gives careful consideration to our executive compensation programs, including each element of compensation to each executive. The Compensation Committee believes that the Nicolet compensation program is fair and reasonable in context of the Company’s peer group and our performance compared to the prior year, internal expectations, and peers. Further, the Committee also believes that the compensation program gives each executive appropriate incentive, based upon the executive’s responsibilities, achievements, and ability to contribute to our continued progress and prosperity.

Finally, the Compensation Committee believes that our compensation structure and practices encourage management to work for real innovation, business and operational improvements, and outstanding shareholder value creation over the longer term, without taking unnecessary, undue or excessive risks.

Compensation Committee Report

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and based upon such review and discussion, the Compensation Committee recommended to Nicolet’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Nicolet’s annual report on Form 10-K for the year ended December 31, 2021 as required by Item 402(b) of Regulation S-K.

This report has been furnished by the Compensation Committee of the Board:

                        John N. Dykema, Chair
                        Susan L. Merkatoris
                        Donald J. Long, Jr.

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Nicolet specifically incorporates this report by reference therein.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors subject to Section 16 filing obligations, and owners of more than ten percent of its outstanding shares of common stock to file reports concerning the ownership of the Company equity securities with the SEC and the Company. During the year ended, December 31, 2021, there were twenty-two (22) delinquent Form 4 transactions reported: ten Form 4 filings for our non-employee directors were not reported on a timely basis regarding their board equity grant issued of 150 shares each; three Form 4 filings were not reported on a timely basis for stock option grants to three named executive officers; nine Form 4 filings for our non-employee directors were not reported on a timely basis regarding deferred compensation for the directors that participate in the Deferred Compensation Plan for Non-Employee Directors.

RELATED PARTY TRANSACTIONS

Nicolet has a written related party transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K. The Audit and Compliance Committee must approve all such transactions under the policy.

Prior to entering into such a related party transaction or an amendment thereof, the Audit and Compliance Committee must consider all of the available relevant facts and circumstances including, if applicable, benefits to Nicolet, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit and Compliance Committee is permitted to participate in any review, consideration or approval of any related party transaction with respect to which such member or any of his or her immediate family members is a related party.

There were no related party transactions in 2021 except as follows:

The Company’s bank subsidiary has loan transactions in the ordinary course of business with directors and executive officers of the Company, including the companies or firms with which they are affiliated and members of their immediate families. These loans have been made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2021, the aggregate principal amount of loans outstanding to directors, executive officers, or their related interests was approximately $113 million, which represented 2% of the Company’s period end loan portfolio.

Nicolet has an active Board of Director approved common stock repurchase program that allows for the repurchase of common stock in the open market, through block transactions, or in private transactions. During 2021, Nicolet repurchased common stock in a private transaction from one executive, Ann K. Lawson, including 2,193 shares for $0.2 million (or an average cost per share of $76.14). This private transaction was made in conjunction with large stock option exercises by the executive.

Scot J. Madson, the father of executive officer team member Patrick J. Madson, and Adam M. Madson, the brother of Patrick J. Madson, are Financial Advisors for the Company. In 2021, Scot Madson received compensation of $551,000 for his employment and Adam Madson received compensation of $325,000 for his employment. Kyle Lawson, son of Director Ann K. Lawson, is a Finance & Data Analytics Officer for the Company, and received compensation of $128,000 for his employment during 2021.

In October 2013, Nicolet Bank entered into a lease for a branch location in a facility owned by Christopher J. Ghidorzi, director of the Company and the Bank. During 2021, the current lease term was extended and additional space was added. Total rent expense of $124,000 was paid to Mr. Ghidorzi during 2021 under this lease. Mr. Ghidorzi did not participate in the discussion or deliberation with respect to extending the lease term and space or with respect to the Audit & Compliance Committee approving the related party transactions. Additionally, the Nominating Committee determined that this transaction did not impair Mr. Ghidorzi’s independence under the Nasdaq rules.

AUDIT & COMPLIANCE COMMITTEE REPORT

The Audit & Compliance Committee (the “Audit Committee”) has:

•Reviewed and discussed with management the Company’s annual audited financial statements for 2021
•Discussed with BKD LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC
•Received from BKD LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding BKD LLP’s communication with the Audit Committee concerning independence
•Discussed with BKD LLP its independence

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s 2021 audited consolidated financial statements be included in the Company’s 2021 Annual Report on Form 10-K, which has been filed with the SEC.

While the Audit Committee has the responsibilities set forth in its charter (including to monitor and oversee the audit processes), the Audit Committee does not have the duty to plan or conduct audits or to determine that Nicolet’s financial statements are complete, accurate or in accordance with generally accepted accounting principles. Nicolet’s management and independent auditor have this responsibility.

This report has been furnished by the members of the Audit Committee:

            Christopher J. Ghidorzi, Chair
            Donald J. Long, Jr.
            Susan L. Merkatoris
     Oliver Pierce Smith

February 25, 2022

The foregoing Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act or under the Exchange Act, except to the extent Nicolet specifically incorporates this report by reference therein.

PROPOSAL 1 - ELECTION OF DIRECTORS

Election of Directors

The Board has nominated each of the fifteen (15) persons named below to stand for election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a one-year term that will expire at the 2023 Annual Meeting of Shareholders and upon the election and qualification of his or her successor.

Each nominee has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Board of Directors may (1) designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (2) allow the vacancy or vacancies to remain open pending the nomination of a suitable candidate or candidates, or (3) by resolution provide for a lesser number of directors. All of the nominees listed below will also serve as directors of Nicolet National Bank (“Nicolet Bank”), a wholly owned subsidiary of the Company.

The table below provides additional commentary unique to each nominee that led the Nominating Committee to recommend his/her nomination to the Board. The ages shown are as of December 31, 2021. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

Name (Age)	Director Since	Positions and Business Experience
Marcia M. Anderson (64)	N/A
Retired Major General with the U.S. Army and U.S. Federal Court Executive.

We believe the board will benefit from Ms. Anderson’s military and strategic leadership, and her legal, regulatory and compliance experience.

Robert B. Atwell (64)	2000	Executive Chairman since April 26, 2021. Chairman, President, and Chief Executive Officer of the Company since its formation in 2002 and beginning April 29, 2016, Chairman of Nicolet Bank. From 2000 to April 29, 2016, Chairman and Chief Executive Officer of Nicolet Bank.

		We believe the board benefits from Mr. Atwell’s extensive and broad experience in the banking industry for over 35 years (including large and small banks), executive leadership, vision, community and regulatory connections, as well as his vested interest as a founder of Nicolet and his level of ownership.
Héctor Colón (49)	2021
President and CEO of Lutheran Social Services of Wisconsin and Upper Michigan.

We believe the board benefits from Mr. Colón’s experience with organizational leadership and his strategic mindset to increase relevancy and operational efficiencies.

Michael E. Daniels (57)	2000	President and Chief Executive Officer of the Company since April 26, 2021. Executive Vice President and Secretary of the Company since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, President and Chief Operating Officer of Nicolet Bank; Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000-2007.

		We believe the board benefits from Mr. Daniels’ extensive commercial lending, operational and compliance experience, straightforward leadership, and his vested interest as a founder of Nicolet and his level of ownership.
Lynn D. Davis, Ph.D. (66)	2021
Founding Partner, President and consulting dairy nutritionist for Nutrition Professionals, Inc., and Co-founder, shareholder and board member of Breeze Dairy Group, LLC.

We believe the board benefits from Mr. Davis’ extensive knowledge of the dairy industry and related connections, through his experience as a consultant to dairy farms and as an owner of dairy farms.

John N. Dykema (58)	2006	Owner, President and Chief Executive Officer of Campbell Wrapper Corporation and Circle Packaging Machinery, Inc., manufacturers of custom packaging machinery.

		We believe the board benefits from Mr. Dykema’s significant experience as a manufacturing business owner and manager, his connections in the bank’s markets, and his long tenure and engagement on a community bank board.
Christopher J. Ghidorzi (44)	2013	President of Property Development, C.A. Ghidorzi, Inc. and Affiliates since 2007; and previously Director of Equity Trading, Robert W. Baird & Co. from 2001-2007.

		We believe the board benefits from Mr. Ghidorzi’s real estate development experience and related connections, as well as his experience in capital markets and financial expertise.

Name (Age)	Director Since	Positions and Business Experience
Andrew F. Hetzel, Jr. (65)	2018	President and Chief Executive Officer of Fyter Tech Nonwovens, LLC, a marketer and manufacturer of Spill Control Filtration and Medical Nonwoven Products, with customers in 60 countries.

		We believe the board benefits from Mr. Hetzel’s experience with acquisitions and cultural integration, as well as his significant experience as a manufacturing business owner and manager, and his industry and community connections.
Ann K. Lawson (61)	2021	Retired. Chief Financial Officer of the Company and Nicolet National Bank from February 2, 2009, until her retirement on June 4, 2021.

		We believe Ms. Lawson’s extensive tenure in the financial institutions industry, her financial, SEC, and accounting knowledge, as well as merger and acquisition experience benefits the board. In addition to strategic thinking, she brings leadership, teamwork and execution experience, having led multiple disciplines and teams in her former role as Chief Financial Officer for over twelve years with Nicolet, and in her prior roles with larger acquisitive banks and public accounting.
Donald J. Long, Jr. (64)	2000	Former Owner and Chief Executive Officer of Century Drill & Tool Co., Inc., an expediter of power tool accessories.

		We believe the board benefits from Mr. Long’s former business ownership experiences, corporate board membership experiences and community involvement, and his experience as a founding board member of Nicolet and his level of ownership.
Dustin J. McClone (39)	2017	President and Chief Executive Officer of McClone Insurance Group. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

		We believe the board benefits from Mr. McClone’s insurance strategy experience and knowledge, and community involvement.
Susan L. Merkatoris (58)	2003	Certified Public Accountant; Owner and Managing Member of Larboard Enterprises, LLC, a packaging and shipping franchise doing business as The UPS Stores; Previous Co-Owner and Vice President of Midwest Stihl Inc., a distributor of Stihl Power Products.

		We believe the board benefits from Ms. Merkatoris’ experiences as a certified public accountant, internal controls knowledge and audit committee experience, financial expertise as a business owner, and her level of ownership.
Oliver Pierce Smith (38)	2017	Board of Director at Menasha Corporation. Retired Director of Purchasing at Menasha Packaging, a division of Menasha Corporation. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

		We believe the board benefits from Mr. Smith’s significant ownership level, local community involvement, and operating business experience, as well as his real estate, acquisition integration and IT background.
Paul D. Tobias (70)	2021
Former Chairman and CEO of Mackinac Financial Corporation and Chairman of mBank, December 2004 – September 2021.

We believe the board benefits from Mr. Tobias’ experience in the financial and banking industry having led an institution for many years.

Robert J. Weyers (57)	2000	Co-Owner of Weyers Group, a private equity investment firm; Commercial Horizons, Inc., a commercial property development company; and PBJ Holdings, LLC, a real estate holding company.

		We believe the board benefits from Mr. Weyers’ real estate development experience and related connections, community involvement, experience as a founding board member of Nicolet and his level of ownership.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experiences. The Board believes that there are certain general requirements for service on Nicolet’s Board that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Nicolet’s current and future needs.

In its assessment of each nominee for director, including those recommended by shareholders, the Nominating Committee considers the nominee’s judgment, integrity, experience, independence, and understanding of Nicolet’s mission and business, as well as understanding of other related industries and other factors that the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee also takes into account the ability of a director to devote the time, energy and effort necessary to fulfill his or her responsibilities to Nicolet with candor and thoughtful input.

The Board and Nominating Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity and respect for corporate governance requirements and practices, an appreciation of diversity, and a commitment to sustainability. In addition to the qualifications required of all directors, potential director candidates are interviewed to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board, and that individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Nicolet’s management.

RECOMMENDATION FOR PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 2, 2021, the Company notified Wipfli LLP (“Wipfli”) that it was being dismissed as the Company’s independent registered public accounting firm, effective immediately. The dismissal of Wipfli was made in conjunction with hiring H. Phillip Moore, Jr. as the Company’s Chief Financial Officer. As Mr. Moore most recently served as the Southeast US Market Leader for Wipfli, and Mr. Moore’s expected responsibilities for financial reporting oversight with the Company, Wipfli would not be independent with respect to the Company on a going forward basis.

Subsequent to its communication with Wipfli, the Company notified BKD, LLP (“BKD”) that it had been selected to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. This selection of BKD was approved by the Audit & Compliance Committee of the Company’s Board of Directors.

The reports of Wipfli on the financial statements of the Company for the years ended December 31, 2020 and 2019 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of the years ended December 31, 2020 and 2019, and reviews of the Company’s financial statements through March 31, 2021, there were no disagreements with Wipfli on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Wipfli, would have caused them to make reference thereto in their report on the financial statements for such years. The Company has furnished to Wipfli the statements made in this proxy statement and Wipfli has agreed with the statements made.

The Company has not consulted with BKD during 2020 or 2019, on any matter that (i) involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, in each case where a written report was provided or oral advice was provided that BKD concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit & Compliance Committee (the “Audit Committee”) has selected, and the Board has approved, BKD, an independent registered public accounting firm, to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2022, subject to ratification by the shareholders. BKD also served as the independent registered public accounting firm for the Company beginning in the year ended December 31, 2021. Although shareholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of BKD to shareholders for ratification to permit shareholders to participate in this important corporate decision. If BKD declines to act or otherwise becomes incapable of acting, or if appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. A representative of BKD, is expected to be present at the Annual Meeting and will be given an opportunity to make a statement on behalf of the firm or to respond to appropriate questions from shareholders.

Fees Paid to Auditors

The following table sets forth the fees billed for the audit and other professional services rendered by the Company’s auditors, BKD, during the year ended December 31, 2021.

Fees	2021
Audit fees [a]	$621,280
Audit-related fees [b]	—
Tax fees [c]	—
All other fees [d]	—
Total fees	$621,280

a.
Audit Fees include aggregate fees billed for professional services for the audit of the Company’s annual consolidated financial statements for the year ended December 31, 2021, review of the annual report on Form 10-K, and the limited reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC during 2021, including out of pocket expenses.

b.
Audit-Related Fees includes fees billed for professional services associated with the audit of the Company’s 401(k) plan during the fiscal year ended December 31, 2021, including out of pocket expenses.

c.	Tax Fees includes all services performed for tax compliance, tax planning, and tax advice.
d.	All Other Fees includes billings for services rendered other than those in the categories defined above.

The services provided by our independent auditors were approved in advance by the Audit Committee in accordance with the provisions of the committee’s charter. The Audit Committee considers that the provision of the services above is compatible with maintaining independence by BKD, LLP.

The ratification of the appointment of BKD, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022 requires that more votes be cast in favor of the proposal than against it.

RECOMMENDATION FOR PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RATIFYING THE APPOINTMENT OF BKD, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NICOLET BANKSHARES, INC.’S
NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we provide our shareholders each year with an opportunity to vote on an advisory basis on the compensation paid to our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K. Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of Nicolet’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in the Proxy Statement.”

As discussed in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee actively oversees our executive compensation program, adopting changes and awarding compensation as appropriate to reflect Nicolet’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure alignment of management’s and shareholders’ interests to support long-term value creation. At our 2021 annual meeting of shareholders, over 88% of shareholder votes that were cast on the proposal voted in support of our executive compensation program.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This vote also is not a vote on director compensation, as described under “Director Compensation,” or on our compensation policies as they relate to risk management.

Our Board is asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because this is an advisory vote, it will not affect any compensation already paid or awarded and will not be binding upon or overrule any decisions made by the Compensation Committee or the Board. Nevertheless, our Board and the Compensation Committee value our shareholders’ views and intend to take into account the outcome of the vote, along with other relevant factors, when making future named executive officer compensation decisions.

RECOMMENDATION FOR PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF NICOLET’S NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

A shareholder that intends to present business at an annual meeting of shareholders must comply with the requirements set forth in the Company’s Bylaws as described below.

Director Nominations. The Nominating Committee will consider nominations for directors submitted by shareholders in accordance with the Company’s Bylaws. The Nominating Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of Nicolet Bank and shareholders of the Company, and professionals in the financial services and other industries. Similarly, the Nominating Committee’s charter does not prescribe any specific qualifications or skills that a nominee must possess, although it evaluates potential director nominees utilizing a number of criteria and considerations, including but not limited to specific qualifications and skills; knowledge of the Company, community banking and the financial services industry; experience in serving as a director or officer of a financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities the Company serves; commitment to and availability for service as a director, including ownership in the Company.

In accordance with the Company’s Bylaws, shareholder nominations for directors shall be made in writing and delivered to the Company’s Secretary at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, between 14 and 50 days before a meeting at which directors are to be elected, although if less than 21 days’ notice of the meeting is provided to shareholders, the nomination must be delivered by the close of business on the seventh day after the date on which the notice was mailed. The nomination must state, to the extent known to the nominating shareholder, the following: (i) the nominee’s name, address and occupation; (ii) the total number of shares to be voted for the nominee; and (iii) the notifying shareholder’s name, address and number of shares owned. Nominations not made in accordance with this procedure may be disregarded by the chair of the meeting at which the election is to be held.

Shareholder Proposals. To be considered for inclusion in our proxy materials relating to the 2023 annual meeting of shareholders (the “2023 Annual Meeting”), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by November 17, 2022. Additionally, our Bylaws provide that only such business that is properly brought before the annual meeting of shareholders shall be conducted at such meeting. In order for a shareholder proposal to be properly brought before an annual meeting pursuant to our Bylaws, our Bylaws require a notice of the shareholder proposal that includes: (i) a description of the proposal and the reason it is being brought before the meeting; (ii) the proponent’s name and address and the number of shares he or she beneficially owns; and (iii) any material interest of the proponent in the proposal. The Company’s Secretary must receive the proposal at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, at least sixty days prior to the shareholder meeting for it to be considered. In order to be included in the proxy materials to be provided to shareholders in advance of the 2023 annual meeting, notice of a shareholder proposal must be received on or prior to November 17, 2022; however, if the 2023 annual meeting is held more than 30 days before or after May 9, 2023, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. The deadline for inclusion of a shareholder proposal in the proxy materials for a special meeting is likewise a date that allows a reasonable time before we provide the proxy materials for such special meeting to our shareholders.

The proxies of the Company’s management are permitted to use their discretionary authority with respect to proposals that are not timely submitted in accordance with the Company’s Bylaws and the SEC rules.

Shareholder Communications. Shareholders wishing to communicate with the Board or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

Security Holders Sharing an Address

The Company has filed an Annual Report on Form 10-K with the SEC for the year ended December 31, 2021. Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders who hold their shares through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s 2021 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2021 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify the Company of their requests to either receive a single copy of each document delivered, if multiple copies are being delivered, or to receive multiple copies of each document, if a single copy is being delivered, upon written or oral request to Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301.
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Green Bay, Wisconsin
March 10, 2022

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Nicolet Bankshares, Inc.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 9, 2022.

Online
Go to www.investorvote.com/NCBS or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/NCBS

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

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1. Election of Directors:

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 _____ Marcia M. Anderson	☐	☐	02 _____ Robert B. Atwell	☐	☐	03 _____ Héctor Colón	☐	☐
04 _____ Michael E. Daniels	☐	☐	05 _____ Lynn D. Davis, Ph.D.	☐	☐	06 _____ John N. Dykema	☐	☐
07 _____ Christopher J. Ghidorzi	☐	☐	08 _____ Andrew F. Hetzel, Jr.	☐	☐	09 _____ Ann K. Lawson	☐	☐
10 _____ Donald J. Long, Jr.	☐	☐	11 _____ Dustin J. McClone	☐	☐	12 _____ Susan L. Merkatoris	☐	☐
13 _____ Oliver Pierce Smith	☐	☐	14 _____ Paul D. Tobias	☐	☐	15 _____ Robert J. Weyers	☐	☐

To cumulate votes for directors, check box at right and indicate percentage(s) for one or more desired nominees above. ☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Nicolet Bankshares, Inc.

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This proxy is solicited by the Board of Directors of Nicolet Bankshares, Inc. for the Annual Meeting of Shareholders to be held on Monday, May 9, 2022 at 5:00 p.m.

The undersigned hereby appoints Robert B. Atwell, Michael E. Daniels and H. Phillip Moore, Jr., or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them or any of them to represent and to vote, as designated on the reverse side, all of the common stock of Nicolet Bankshares, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the 2022 Annual Meeting of Shareholders to be held at 5:00 p.m., on May 9, 2022 at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin, and at any adjournments of the Annual Meeting, upon the proposal described in the accompanying Notice of Annual Meeting and Proxy Statement.

When this proxy is properly executed and not revoked, the shares it represents will be voted at the Annual Meeting in accordance with choices specified on the reverse side and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no choice is specified, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. The Board of Directors recommends a vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.

(Be sure to Complete reverse side)

PLEASE RETURN PROXY AS SOON AS POSSIBLE

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

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